                                                                   EXHIBIT 4.3




                             COUNTY OF LEXINGTON

                                   LENDER

                                     AND

                               AIR SOUTH, INC.

                                  BORROWER



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                     LOAN AGREEMENT AND THE RELATED GRANT
                     AGREEMENT WITH THE CITY OF COLUMBIA.
                          DATED AS OF JULY 15, 1994




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            $12,000,000 MAXIMUM PRINCIPAL AMOUNT SECTION 108 LOAN

                              TABLE OF CONTENTS

                                INTRODUCTION

                                  ARTICLE I
                                 DEFINITIONS

SECTION 1.       Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
SECTION 2.       Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
SECTION 3.       Terms of Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
SECTION 4.       Payments by Borrower and Security for Obligations of Borrower. . . . . . . . . .    5
SECTION 5.       Establishment of Funds and Accounts and Reservation of Lending Capacity for
                          Registered Creditors  . . . . . . . . . . . . . . . . . . . . . . . . .    8
SECTION 6.       Obligations Absolute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
SECTION 7.       Conditions Precedent to Disbursement of Loan . . . . . . . . . . . . . . . . . .   11
SECTION 8.       Representation and Warranties of Borrower  . . . . . . . . . . . . . . . . . . .   14
SECTION 9.       Regulatory Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
SECTION 10.      Maintenance of Corporate Existence; Continuation of Air South Operations
                          in Midlands Area  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
SECTION 11.      Managerial Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
SECTION 12.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
SECTION 13.      Damage, Destruction and Condemnation . . . . . . . . . . . . . . . . . . . . . .   22
SECTION 14.      Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
SECTION 15.      Unencumbered Title and First Priority Lien . . . . . . . . . . . . . . . . . . .   23
SECTION 16.      Additional Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
SECTION 17.      Record Keeping and Reporting Requirements  . . . . . . . . . . . . . . . . . . .   33
SECTION 18.      Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
SECTION 19.      Reliance upon Advisors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
SECTION 20.      Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
SECTION 21.      Remedies of the County . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
SECTION 22.      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
SECTION 23.      Release and Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
SECTION 24.      Continuing Obligation; No Assignment by
                          Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
SECTION 25.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
SECTION 26.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

EXHIBIT A        DEFINITIONS

EXHIBIT B        FORM OF NOTE

EXHIBIT C        OPINION - COUNSEL FOR BORROWER

EXHIBIT D                 REQUISITION

EXHIBIT E                 INDEBTEDNESS OF THE BORROWER

EXHIBIT F                 PERMITTED ENCUMBRANCES

EXHIBIT G                 LOCATIONS OF BORROWER'S ASSETS

EXHIBIT H                 INDEBTEDNESS AND LIENS PERMITTED OF BORROWER

EXHIBIT I                 GUARANTEES BY THE BORROWER

EXHIBIT J                 CONTROLLING OWNERS OF BORROWER

EXHIBIT K                 EXECUTIVE COMPENSATION PLAN

         THIS LOAN AGREEMENT dated as of July 15, 1994, (the "Agreement") by and between the County of Lexington, a body corporate and politic and a political subdivision of the State of South Carolina, (the "County") and Air South, Inc., a corporation organized and existing under the laws of the State of Illinois (the "Borrower").

                              W I T N E S S E T H:

         WHEREAS, the State of South Carolina (the "State") and the Borrower entered into that certain Memorandum of Understanding dated March 25, 1994 (the "State Memorandum") and the County, the Borrower, the City of Columbia, South Carolina (the "City") and Richland County, South Carolina ("Richland County") entered into that certain Memorandum of Understanding dated March 15, 1994 (the "Local Memorandum"), pursuant to which memoranda the Borrower agreed, inter alia, to establish a low fare, high frequency, jet aircraft airline with its principal operational base (including all pilots and flight attendants) at the Columbia Metropolitan Airport and its corporate headquarters and primary reservation center in the City (the "Air South Operations") in exchange for certain grants to be made by the County, the City and Richland County and a certain loan to be made by Lexington County, all as described more particularly therein, and

         WHEREAS, in accordance with the provisions of the State Memorandum, the County has agreed that, upon receipt by the County of funding under the County's application to the Department of Housing and Urban Development ("HUD") for a loan guarantee under Section 108 of the Housing and Community Development Act of 1974, as amended, (the "Federal Act"), as administered by HUD pursuant to the Federal Act and by the County pursuant to Section 6-1-30, Code of Laws of South Carolina, 1976, as amended, (the "State Act") (the loan guarantee program so authorized and administered hereinafter referred to as the "Section 108 Program") and subject to the terms and conditions set forth herein, the County shall provide financing assistance to the Borrower under the terms and subject to the conditions of this Agreement, applicable laws, regulations and all other federal and State requirements now or hereafter in effect, including without limitation the Federal Act and the regulations promulgated thereunder (the "Federal Regulations") and that certain Ordinance enacted by the County Council of the County on July 11, 1994; and

         WHEREAS, the State, acting through the South Carolina Jobs-Economic Development Authority ("JEDA"), the County and the Secretary of Housing and Urban Development (the "Secretary") intend to enter into that certain CONTRACT FOR LOAN GUARANTEE ASSISTANCE UNDER SECTION 108 OF THE HOUSING AND COMMUNITY DEVELOPMENT ACT OF 1974, AS AMENDED, 42 U.S.C. SECTION 5308 (the "HUD Contract"), pursuant to which the County will obtain funds for the purpose of providing assistance to the Borrower under the Section 108 Program; and

         WHEREAS, under the Section 108 Program, HUD provides a guarantee (the "HUD Guarantee") with respect to non-recourse notes issued by units of local government such as the County, enabling them to sell their HUD-Guaranteed Notes to lending institutions or to the public through underwritten public offerings, and the units of local government may then loan or grant the proceeds obtained from the sale of the HUD-Guaranteed Notes to business enterprises that meet job creation and other requirements under the Section 108 Program; and

         WHEREAS, in certain cases states may participate in the Section 108 Program, in order to: (1) assist the units of local government with their applications to the Secretary for the HUD Guarantees; (2) help them carry out certain of their responsibilities with respect to compliance with the Section 108 Program regulations; and (3) disburse, service and collect the payments from the business enterprises, and under the Section 108 Program as administered by the State, each loan from a unit of local government to a business enterprise is to be evidenced by a promissory note or notes from such business in favor of the unit of local government and secured by such liens or encumbrances on property of the business enterprise as may be required by the State, and the proceeds of said note and of any collateral securing same are to be used to service the HUD-Guaranteed Notes, with such proceeds being paid over to a fiscal agent (the "Fiscal Agent") acting for the holders of the HUD-Guaranteed Notes under and pursuant to the terms of a certain Fiscal Agency Agreement to be entered into by the County and the Fiscal Agent or to reimburse the County or the State, as the case may be, for such payments; and

         WHEREAS, as security for any HUD-Guaranteed Notes issued by the County, federal law requires that the County and the State pledge to the Secretary their respective entitlements to certain Community Development Block Grant ("CDBG") monies (the "CDBG Pledge") to provide funds with which to reimburse the Secretary if the HUD Guarantee is paid on account of a default by the County under any HUD-Guaranteed Note; and

         WHEREAS, under the terms of the HUD Contract, HUD will agree to provide a HUD-Guarantee of one or more HUD-Guaranteed Notes issued by the County (individually, a HUD-Guaranteed Note and, collectively, if more than one, the "Air South HUD-Guaranteed Note") with the proceeds of which the County will fund pursuant hereto a $12,000,000.00 maximum principal amount loan to the Borrower for purposes of paying the costs of certain capital expenditures, providing working capital and paying certain other costs in connection with the establishment and operation of the Air South Operations, all as specified more fully herein (the "Loan"), and in consideration for such HUD Guarantee the County and the State must give their respective CDBG Pledges in respect to the Air South HUD-Guaranteed Note (collectively, the "Air South CDBG Pledge"); and

         WHEREAS, as a condition to and as consideration for its assistance in obtaining the HUD Guarantee of the Air South HUD-Guaranteed Note, for the Air South CDBG Pledge and for making the Loan to the Borrower, the County requires the Borrower to make certain representations and warranties and to enter into certain covenants with respect to job creation and other federal requirements under the Section 108 Program and with respect to the other terms and conditions upon which the Loan will be made, all as set forth herein,

         NOT THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties aforesaid agree to the following terms and conditions:


         Section 1. Defined Terms. Capitalized terms used herein, not otherwise defined herein, shall have the meanings ascribed to them in EXHIBIT A hereto.

         Section 2. Term Loan. The loan shall be in the maximum principal amount of TWELVE MILLION DOLLARS ($12,000,000) and, subject to the terms and conditions hereof, including without limitation the conditions specified in
Section 5 and 7 hereof, the Servicing Agent shall advance funds under the Loan on behalf of the County, and shall disburse such funds to the Borrower, from time to time for the purposes specified in this Section 2; provided, however, that the County's obligation to advance and disburse funds hereunder shall expire at close of business on the Cutoff Date. The proceeds of the Loan shall be used by the Borrower (i) to pay interest on the Note during the period commencing September 1, 1994 and ending February 1, 1996; (ii) in an amount not to exceed $1,500,000, unless otherwise approved in writing by JEDA in its capacity as Assignee, to pay the cost of constructing and acquiring certain land, a building or buildings and other improvements thereon for use as its Principal Operational Base at the Columbia Metropolitan Airport; (iii) in an amount not to exceed $1,000,000 unless otherwise approved in writing by JEDA in its capacity as Assignee, to pay for the cost of acquiring certain ground equipment; (iv) to pay the cost of certain other capital expenditures of the Borrower as approved from time to time by JEDA in its capacity as Assignee; (v) in an amount not to exceed $1,000,000, unless otherwise approved in writing by JEDA in its capacity as Assignee, to fund the Emergency Cash Reserve Account established pursuant to Section 5(b) hereof, which account shall be drawn upon to pay the cost of certain unanticipated costs as set forth in Section 5(b) hereof; (vi) to fund anticipated Cash Flow Shortfalls, including without limitation payments not to exceed $2,000,000, unless otherwise approved in writing by JEDA in its capacity as Assignee, to or for the benefit of Registered Creditors as provided in Section 5(c) hereof; (vii) to pay certain expenses under the HUD Documents and the Loan Documents; and (viii) for such other purposes as may be approved in writing by JEDA in its capacity as Assignee; provided, however that no Loan proceeds shall be used for the items permitted to be paid from the grant provided by the City under that certain Grant Agreement dated as of July 15, 1994 and provided further that, except for amounts disbursed as provided in Section 5(c) hereof to or for the benefit of Registered Creditors or out of the Emergency Cash Reserve Account, the aggregate amounts disbursed from time to time hereunder shall be limited as to dates and amounts to Scheduled Draws as provided in Section 7(d) hereof, unless otherwise approved in writing by JEDA in its capacity as Assignee.

         The Borrower shall not be entitled to disbursements hereunder of more than $10,000,000 in the aggregate (amounts reserved for Registered Creditors pursuant to Section 5(c) hereof being considered to be disbursed hereunder for such purpose) until the Borrower has provided evidence satisfactory to the Servicing Agent that it has used its best efforts to obtain total Equity Contributions aggregating not less $4,000,000 in a manner which allows the Controlling Owners to maintain at least fifty-one percent (51%) of the voting stock in the Borrower, which shall be deemed to include stock which is then issued and outstanding and registered in the names of such Controlling Owners or which is beneficially owned by such Controlling Owners through stock option agreements or otherwise. The good faith effort of the Borrower shall be evidenced in such manner as may be approved by the Assignee, which approval shall not be unreasonably withheld. The Borrower hereby represents that its current capital structure does not preclude raising such additional Equity Contributions as described in this paragraph. Any excess of Equity Contributions over $2,000,000 shall reduce, dollar for dollar, the maximum principal amount of the Loan to as low as $10,000,000.

         Pursuant to the Assignment and Servicing Agreement, the County will contemporaneously herewith assign its rights with respect to the Loan to JEDA in its capacity as Assignee in consideration for the Air South CDBG Pledge by the JEDA acting on behalf of the State. The County also hereby appoints JEDA as Servicing Agent with respect to the Loan, with responsibility for, inter alia, making advances under the Loan and disbursements of the proceeds of the Loan to the Borrower in accordance with the terms hereof and of the Assignment and Servicing Agreement. The Servicing Agent will disburse amounts to the Borrower at its offices by check or such other method of payment as may be acceptable to the Servicing Agent and the Borrower.

         Section 3. Terms of Note. The Loan shall be evidenced by a promissory note substantially in the form attached as EXHIBIT B (the "note), the terms of which are herein incorporated by reference as if fully set forth in this Agreement. The Note shall bear interest at the rates described hereinbelow on the principal amount outstanding thereunder from time to time from the date of the initial advance thereunder until payment in full. Advances shall be deemed to have been made under the Note on the dates and in amounts corresponding to advances under the Air South HUD-Guaranteed Note regardless of whether disbursed to the Borrower on such date.

         Interest shall be payable on the first day of each month commencing February 1, 1996 through the date of maturity on August 1, 2014 or earlier prepayment. The Note shall initially bear interest at the rate per annum equal to four percent (4%) through July 31, 1997. Effective August 1, 1997 and as of any Public Offering Date after August 1, 1997, the interest rate on the Note shall be adjusted to the rate or rates per annum sufficient to enable JEDA and the County to recoup interest and other reasonable costs associated with the Air South HUD-Guaranteed Note. Principal on the Note shall be payable on the first day of each month commencing September 1, 1997, in equal installments sufficient to pay the then outstanding principal balance of the Note over the remaining term of the Note. There shall be due and owing by the Borrower a late charge of five percent (5%) of any monthly payment on any such payment which is fifteen (15) days or more past due. Upon an Event of Default hereunder followed by a declaration of acceleration of amounts due with respect to the Note, the interest rate on the Note shall be increased to the Default Rate. The note shall be subject to the other terms and conditions as provided in the Note.

         The Borrower may prepay the Note in whole or in part at a price equal to the principal amount thereof to be prepaid together with interest thereon to the date of prepayment at any time. The Note shall be subject to mandatory prepayment of one-half of the then outstanding principal balance thereof to the extent that funds are available from the net proceeds of any public offering of stock by the Borrower within ten (10) days following receipt of such proceeds. The Note is also subject to mandatory prepayment on the Cutoff Date from amounts then remaining on deposit in the Emergency Cash Reserve Account or any remaining other funds escrowed herewith, including without limitation funds escrowed for the benefit of any Registered Creditor. To the extent not reflected in the interest rate applicable to the Note at the time of any prepayment, any such prepayment shall be accompanied by payment of amounts sufficient to enable the county and JEDA to recoup interest and other reasonable costs associated with the Air South HUD-Guaranteed Note.

         The interest rate payable with respect to the Note shall also be subject to modification at the end of five years from the Start-up Date to the extend that JEDA, in its capacity as Assignee, in its sole discretion determines that the Borrower's net operating income has progressed to a level which no longer justifies below-market financing or continuation of public subsidy. The Servicing Agent shall, in its sole discretion, determine the new interest rate, if any, applicable to the Note, which shall be that rate per annum determined by the Servicing Agent as appropriate based upon the creditworthiness of the Borrower at that time, which rate shall not exceed the then prevailing commercial loan rates for similar credits. JEDA shall instruct the Servicing Agent to calculate, and notify the Borrower of, such rate modification within one year following the fifth anniversary of the Start-up Date, and such modified rate shall be effective for the next monthly installment which falls due not less than fifteen (15) days following the date of Servicing Agent sends notice thereof to the Borrower.

         All calculations of interest hereunder shall be made by the Servicing Agent based upon the amount of principal outstanding under the Note from time to time on a daily basis and on the basis of a 360-day year and actual days elapsed. The Servicing Agent shall calculate any interest rate adjustment within fifteen (15) days following the later of the effective date thereof or receipt by the Servicing Agent of information from the Fiscal Agent upon which to base such calculation, and the Servicing Agent shall also calculate or recalculate the schedule of principal installments within fifteen (15) days following any of the Cutoff Date or any prepayment. Absent patent error, the Servicing Agent's calculations shall be conclusive for all purposes of the Note, this Agreement and any other Loan Document, and the Borrower shall, within ten (10) days following written request by the Servicing Agent executive and deliver to the County a new note or notes reflecting such modification, calculation or recalculation.

         Section 4. Payments by Borrower and Security for Obligations of Borrower. (a) the Borrower hereby agrees to pay to the Servicing Agent for the account of the County:

                 (i) on each date on which a principal payment is due under the Note, the amount of principal then due and owing, together with any interest payable under the Note and any fees and expenses then due and owing to the County or the Servicing Agent hereunder or under any other Loan Document;

                 (ii) on each date on which interest is due under the Note, the amount of interest then due and owing, together with any fees and expenses then due and owing to the County or the Servicing Agent hereunder or under any other Loan Document;

                 (iii) on the date disbursement under the Loan, a sum equal to such amount as shall be necessary to cover the costs of transferring funds, including without limitation any charges of the Fiscal Agent in connection with such disbursement, and such amounts as are then required to be paid by the County under the HUD Documents, including without limitation the cost of establishing accounts thereunder and marketing the Air South HUD-Guaranteed Note on any Public Offering Date;

                 (iv) on demand, any amount that is paid by or on behalf of the County under or in connection with this Agreement including without limitation amounts payable pursuant to Sections 21 and 22 of this Agreement;

                 (v) on the first Business Day of each month, the servicing fee due to the Servicing Agent pursuant to the Assignment and Servicing Agreement;

                 (vi) on demand, any and all reasonable charges and expenses incurred by or on behalf of the County or the Servicing Agent in enforcing any rights under this Agreement following the Occurrence of a Default; and

                 (vii) on demand, interest on any and all amounts remaining unpaid by the Borrower under paragraphs (iii) through (vi) of this Section 4 at any time from the date such amounts become due and payable (regardless of any grace period permitted under Section 20 hereof) until payment in full, at a rate per annum equal to the interest rate then applicable to the Note; and

         (b) All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein). All payments by the Borrower to the County pursuant to any provision of this Agreement shall be made in lawful currency of the United States and in immediately available funds to the Servicing Agent for the benefit of the County at 1201 Main Street, Suite 1750, Columbia, South Carolina 29201, Attention: Executive Director, or at such other place as the Servicing Agent may designate by written notice to the Borrower.

         All amounts received upon payment of the Note, whether upon the due date thereof, prepayment or acceleration, shall be applied by the Servicing Agent first, to pay any reasonable outstanding fees and expenses of the County, JEDA or the Servicing Agent; second, to the interest on the Note; and the balance to the principal of the Note.

         (c) Upon any payment by or on behalf of the County pursuant to subparagraph

(b)(iv) of this Section 4, the County shall be subrogated to, and otherwise acquire and retain the rights of, the persons to and on behalf-of whom such payment is made, and the Borrower will take such action as the County may request to assure and confirm to the County such subrogation and such rights, including the rights, if any, of the Persons to and on behalf of whom such payment is made in any properties or assets of any person under or in respect of this Agreement, the Air South HUD-Guaranteed Notes, or any other present or future agreement or instrument which relates to any of the foregoing, each as in effect immediately prior to such payment.

                 (d) As security for its obligations under the Note and this Agreement, and for any other loans, advances, credits, indebtedness, obligations and liabilities of any kind of Borrower to the County, now or hereafter existing, whether absolute or contingent, due or to become due, direct or indirect, liquidated or unliquidated and however incurred or arising, the Borrower shall contemporaneously herewith pursuant to the terms and conditions of the Security Agreement grant to the County a security interest in all assets of the Borrower, as more particularly described in the Security Agreement (hereinafter the "Collateral"), including but not limited to the assets defined in paragraph 2 of said Security Agreement.

                 (e) The Borrower shall deliver to the Servicing Agent for the benefit of the County from time to time such additional mortgages, fee or leasehold; assignments of leases and rents; security agreements; financing statements; certificates of title and other insurance; and other documents, instruments and other Security Documents as may be necessary to effect and/or perfect the pledge of all assets of the Borrower to the County, which instruments and agreements shall be satisfactory to the Servicing Agent and its counsel as to form and content and which shall be accompanied by an Opinion of Counsel for the Borrower from an attorney or firm of attorneys reasonably acceptable to the Servicing Agent regarding such matters of due authorization, execution and delivery, validity and enforceability, creation, priority and perfection of security interests and such other matters as the Servicing Agent shall reasonably require. Such requirements for delivery of additional instruments shall include without limitation, delivery prior to entering into any construction contract with respect to facilities housing the Borrower's Principal Operational Base, of a mortgage, assignment of construction contract and, if applicable, an assignment of ground lease respecting such facilities. The Borrower shall provide the Servicing Agent with copies of all proposed aircraft leases, ground leases, any purchase contracts or leases of real property not less than fifteen (15) days prior to execution and delivery thereof by the Borrower and shall provide the Servicing Agent with a title search respecting each aircraft prior to purchasing such aircraft or entering into a lease with respect thereto.

         (f) The security interest granted pursuant to the Security Agreement or any other Loan Document shall constitute a first lien on the Collateral, subject only to liens and other encumbrances permitted under
Section 16(h) of this Agreement.

         Section 5. Establishment of Funds and Accounts and Reservation of Lending Capacity for Registered Creditors.

                 (a) There is hereby authorized and directed to be established an account to be designated "Air South, Inc./Lexington County, South Carolina Project Account" (the "Project Account"), which shall be established in the joint names of the Borrower and the Servicing Agent, as agent for the County. Except as set forth in paragraphs (b) and (c) of this Section 5, all disbursements to the Borrower under the Note, net of the costs associated therewith as provided in Section 4(a)(iii) hereof, shall be deposited in the Project Account and held until needed by the Borrower for the purposes for which drawn. All funds held in the Project Account shall be subject to withdrawal by the Borrower as long as no Event of Default exists hereunder, in which case, the Servicing Agent shall have the right to withdraw all funds from the Project Account for application as provided in Section 4(b) hereof.

                 (b) There is hereby authorized and directed to be established an account to be designated "Air South, Inc./Lexington County, South Carolina Emergency Cash Reserve Account" (the "Emergency Cash Reserve Account"), which shall be established in the name of the Servicing Agent, as agent for the County. An amount equal to $1,000,000 from the initial advance under the Note shall be deposited by the Servicing Agent into the Emergency Cash Reserve Account automatically without requisition, notice or any further instruction.

                 As long as no event of Default exists hereunder, the Servicing Agent may disburse the moneys therein to or to the order of the Borrower upon written request of the Borrower, which request shall (i) state that such funds are required on an emergency basis to pay significant and unforeseeable costs;
(ii) specify the nature of such costs, the reasons why such costs were unforeseeable and the reasons funds are immediately required; (ii) certify that there are not available to the Borrower in timely fashion sufficient unrestricted operating revenues, equity funds, commercial loan funds, grant funds or any other available funds with which to pay such costs without reducing the Ending Cash Balance below the Operating Reserve Amount; and (iii) there does not exist any Event of Default hereunder, nor any event which, with notice or lapse of time or both would constitute an Event of Default hereunder. Upon an Event of Default hereunder, the Servicing Agent shall have the right to withdraw all funds from the Emergency Cash Reserve Account for application as provided in Section 4(b) hereof.

                 Insurance proceeds received in respect of any emergency which occasioned a disbursement from the Emergency Cash Reserve Account, up to an amount sufficient to bring the balance in such account up to $500,000 plus any lost earnings on amounts withdrawn for the period between the date of disbursement and prior to reimbursement as calculated by the Servicing Agent based upon an assumed yield equal to the yield in effect for such account on the date of disbursement, shall be deposited by the Borrower to such Account immediately upon receipt thereof. The Borrower may requisition additional funds under the Note sufficient to replenish such account upon provision to the Servicing Agent of evidence satisfactory to the Servicing Agent that insurance proceeds are not anticipated to be sufficient for such purposes and that there are not available to the Borrower in timely fashion sufficient unrestricted operating revenues, equity funds, commercial loan funds, grant funds or any other available funds with which to effect such replenishment without reducing the Ending Cash Balance below the Operating Reserve Amount.

                 The Borrower may requisition amounts on deposit in the Emergency Cash Reserve Account as a Scheduled Draw pursuant to Section 7(d) hereof upon a showing that, and to the extent that, there are not sufficient Loan funds remaining unadvanced to fund fully a Scheduled Draw. Any funds remaining in the Emergency Cash Reserve Account on the Cutoff Date shall be applied by the Servicing Agent to prepayment of the Note.

                 (c) The Servicing Agent is hereby authorized, in its sole discretion, to enter into agreements with one or more Registered Creditors upon reasonable notice from the Borrower to the Servicing Agent, delivery to the Servicing Agent of agreements and instruments sufficient, in the sole discretion of the Servicing Agent, to delineate the respective rights of the Servicing Agent, the County, the Borrower and any Registered Creditor and provision of indemnity and rights of subrogation adequate, in the sole discretion of the Servicing Agent, to protect the interests of the County and the Servicing Agent. The Servicing Agent and the Borrower may agree with such Registered Creditors to reserve up to $2,000,000 in the aggregate under the Note for payment solely to or for the benefit of such Registered Creditors. In lieu of agreements directly with any such Registered Creditor, the Servicing Agent and the Borrower may enter into an agreement with one or more financial institutions (who shall also be deemed to be a Registered Creditor), which in turn guarantee payment to another Registered Creditor for the account of the Borrower through insurance of a letter of credit, a line of credit or similar arrangement acceptable to the servicing Agent.

                 As long as any Registered Creditor Agreement remains in effect, but in no event beyond the Cutoff Date, the Servicing Agent may disburse up to $2,000,000 under the Note for payment directly to a Registered Creditor for the purposes, and in accordance with the terms and conditions of, the agreement with such Registered Creditor, regardless of whether there shall then exist an Event of Default hereunder. Upon any disbursement of funds under the Note pursuant to this Section 5(c), there shall be no further disbursements by the Servicing Agent of any kind under the Note or any account established hereunder, except for disbursements to other Registered Creditors from amounts remaining reserved therefor, until there is delivered to the Servicing Agent evidence satisfactory to the Servicing Agent that the Borrower has brought current its accounts with such Registered Creditor and that it is not in default in respect of any other Indebtedness. Upon an Event of Default hereunder, the Servicing Agent shall have the right to terminate any agreement with any Registered Creditor upon ten (10) days prior written notice to such Registered Creditor and to decline to fund any supplies or services provided to Borrower more than 24 hours after delivering to such Registered Creditor notice of termination.

                 The Borrower may requisition amounts reserved for Registered Creditors in accordance with the provisions of Section 7(c) to the extent that termination of any Registered Creditor Agreement has removed all restrictions on such funds or to the extend agreed to by the Servicing Agent for deposit into an escrow account established for the benefit of one or more Registered Creditors. Any such escrow arrangement shall be subject to an escrow agreement acceptable to the Servicing Agent as to form and substance. Any funds remaining in such escrow account on the Cutoff Date shall be applied by the Servicing Agent to the prepayment of the Note.

                 (d) All accounts established hereunder shall be separate, interest-bearing custodial accounts with a financial institution whose deposits or accounts are federally insured and who shall be acceptable to the Servicing Agent in its sole discretion. The balance of deposited funds exceeding such insurance coverage shall be fully (100%) and continuously collateralized by Government Obligations. Such collateral shall be pledged under a written security agreement, in a form acceptable to the Servicing Agent, and shall be held in a separate custodial account on behalf of the account parties for the full term of deposit. Funds in the Project Account may be invested at the written direction of the Borrower (as long as no Event of Default exists hereunder, in which case the Servicing Agent shall direct such investments) in Investments permitted under subparagraphs (i) through (vi) of Section 16(i) hereof. Funds in the Emergency Cash Reserve Account may be invested at the written direction of the Servicing Agent in overnight Investments of the type permitted under subparagraphs (i) through (vi) of Section 16(i) hereof, and all earnings credited to such account shall be the property of the County. Funds in any escrow account established for the benefit of the Registered Creditors may be invested at the written direction of the Servicing Agent in overnight Investments of the type permitted under subparagraphs (i) through (vi) of
Section 16(i) hereof, and all earnings credited to such account shall be the property of the County.

                 The Servicing Agent shall have no liability for any losses on Investments held in any account established hereunder or for any failure to invest the monies contained herein.

                 (e) The Borrower shall promptly deliver to the Servicing Agent an assignment to the County, in form acceptable to the Servicing Agent, of its interest in each account established hereunder, duly acknowledged by the depositary institution. Upon any Event of Default hereunder, all right, title and interest of the Borrower in and to the monies in any account established hereunder shall immediately vest in the County.

         Section 6. Obligations Absolute. Except to the extent prohibited by applicable law which cannot be waived, the obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including without limitation the following circumstances:

                 (a) any waiver of or any consent to departure from all or any of the Loan Documents;

                 (b) the existence of any claim, set-off, defense or other rights which the Borrower or any guarantor of any obligations of the Borrower to the County may have at any time against the County, JEDA, the state, the Servicing Agent, any holder of any Air South HUD-Guaranteed Note or any other person or entity, whether in connection with this Agreement, any other Loan Document or any unrelated transaction or matter;

                 (c) any statement or any other document pertaining to the Air South HUD-Guaranteed Note, the CDBG Pledge of the County or the State, the HUD Contract, any document or agreement or the transactions contemplated hereby and thereby proving to be invalid or insufficient in any respect or any statement herein or therein being untrue or inaccurate in any respect whatsoever; or

                 (d) any disbursement by the Servicing Agent to or for the account of the Borrower under the terms hereof not complying with the terms hereof.

                 (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

         Section 7. Conditions Precedent to Disbursement of Loan. (a) Prior to the initial disbursement under the Loan, the Servicing Agent shall have received the following in form and substance satisfactory to the Servicing Agent and its counsel:

                          (i)     copies of the resolutions adopted by the
board of directors of the borrower authorizing the execution, delivery and performance of each of the Loan Documents certified by the secretary or any assistant secretary of the Borrower (which certificate shall state that such votes re in full force and effect);

                          (ii)    a copy of the articles of incorporation of
the Borrower, as amended, certified by the Secretary of State of the State of Illinois;

                          (iii)   a copy of the by-laws of the Borrower, as
amended, certified by the secretary or any assistant secretary of the Borrower;

                          (iv)    a good standing certificate with respect to
the Borrower issued as of a recent date by the Secretary of State of the State of Illinois;

                          (v)     a certificate of existence with respect to
the borrower's authorization to do business as a foreign corporation in the State issued as of a recent date by the Secretary of State of the State together with a certificate as to the payment of all fees and taxes issued as of a recent date by the South Carolina Department of Revenue;

                          (vi)    a certificate of the secretary or any
assistant secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and the requisitions for disbursement of the Loan and the other documents to be delivered by the Borrower hereunder;

                          (vii)   true and correct copies of all governmental
approvals, if any, necessary for the Borrower to enter into the Loan Documents and carry out the transactions contemplated thereby, including without limitation the Borrower's Section 401 Certificate from DOT, the FAA Part 121 Operating Certificate and such other permits, consents and authorizations as may be required to initiate and maintain the Air South Operations as contemplated by the Business Plan and by this Agreement;

                          (viii)    evidence satisfactory to the  Servicing
Agent that the insurance required by Section 12 of this Agreement is in effect;

                          (ix)      evidence satisfactory to the Servicing
Agent that the Borrower has Equity Contributions of not less than $2,000,000;

                          (x)       evidence satisfactory to the Servicing Agent
that the Borrower has expended all available grant moneys provided or to be provided by the County or Richland County to the extend not restricted under the terms of the Local Memorandum;

                          (xi)      the original Note and a fully executed
copy of each of the Loan Agreement; the Security Agreement; the Assignment and Servicing Agreement; the Business Plan, which shall be satisfactory to the Servicing Agent as to form and substance; the Aircraft Lease Agreement between the Borrower and Polaris Aircraft Leasing K.B. ("Polaris") (together with, if requested by the county a letter agreement between the County and Polaris regarding the release of Polaris' security interest in removed parts), which shall be satisfactory to the Servicing Agent as to form and substance; the HUD Contract; the Fiscal Agency Agreement; and such other documents and agreements as the county may reasonably require;

                          (xii)     a favorable opinion of David Monteith,
Esquire, counsel for the Borrower, in the form attached hereto as EXHIBIT C;

                          (xiii)    evidence of due authorization by the
Governor of the state to JEDA to undertake the transactions contemplated by the HUD Contract and this Agreement;

                          (xiv)     copies of the resolutions adopted by JEDA's
board of directors authorizing execution and delivery of the HUD Contract and the Assignment and Servicing Agreement of even date herewith among the County, JEDA and the Borrower and the transactions contemplated thereunder;

                          (xv)      Opinions of Counsel in the form required by
HUD; and

                          (xvi)     such other documents, instruments, approvals
or opinions as the Servicing Agent or its counsel may reasonably request.

If the Servicing Agent does not receive the items listed in this paragraph (a) on or before August 31, 1994, this Agreement shall be null and void.

                 (b) The Servicing Agent shall automatically without requisition, notice or any further instruction, charge as an advance under the Note amounts sufficient to pay when due interest on the Air South
HUD-Guaranteed Note prior to the Public Offering Date with respect thereto.

                 (c) Except as specified in Section 7(b) hereof and subject to the other provisions of this Section, all disbursements of the Loan to or to the order of the Borrower, including the initial disbursement, shall be made not more frequently than bi-monthly by the Servicing Agent on behalf of the County for the purposes specified in Section 2 of this Agreement and upon the occurrence of the following:

                          (i)     receipt by the Servicing Agent not less than
20 days prior to the date when the funds are requested to be paid of a requisition in the form attached as EXHIBIT D signed by the President or Chief Financial Officer of the Borrower certifying, inter alia, that Loan proceeds are required (A) to purchase property, real or personal, authorized pursuant to
Section 2: (B) to remedy a Cash Flow Shortfall as of the end of the immediately preceding calendar month, specifying the amount of such Cash Flow Shortfall, which amount shall be the amount the Borrower is entitled to draw for such purpose; or (C) to cover an emergency cash requirement as described in Section 5(b) hereof, accompanied by documentation acceptable to the Servicing Agent verifying such matters; provided, however, that requisitions from the Emergency Cash Reserve account may be paid by the Servicing Agent promptly upon receipt thereof with back-up documentation to be provided by the borrower within five
(5) Business Days after the date of such requisition;

                          (ii)    there shall not be available to the Borrower
in a timely fashion sufficient unrestricted operating revenues, equity funds, commercial loan funds, grant funds or any other funds with which to pay such purchase price, remedy such Cash Flow Shortfall or meet such emergency cash requirements under the terms and conditions specified in Section 5(b) hereof, as the case may be;

                          (iii)   determination by the Servicing Agent that the
use intended by the Borrower of the proceeds of the Loan is eligible for financing under the Section 108 Program and this Agreement;

                          (iv)    there shall exist no Event of Default
hereunder, nor any circumstance which, with notice or lapse of time or both, would constitute such an Event of Default;

                          (v)     the Servicing Agent shall have received on
behalf of the County such additional Loan Documents and Opinions of County as the Servicing Agent shall reasonably require; and

                          (vi)    the County shall have received adequate
funding under the Air South HUD-Guaranteed Note.

                 (d) Notwithstanding anything herein to the contrary, the Borrower shall not, during any draw period set forth below, be entitled to aggregate disbursements ("Scheduled Draws") in excess of an amount equal to 125% of the aggregate Cash Flow Shortfall projected for such period and all preceding periods, amounts deposited to the Emergency Cash Account as provided in Section 5(b) and amounts reserved under the Note for Registered Creditors as provided in Section 5(c) hereof being considered to have been disbursed to the Borrower under the Loan for this purpose, to wit:

         Draw Period                           Amount Disburseable
         -----------                           -------------------
August 15, 1994-October 14, 1994                   $4,000,000
October 15, 1994-December 31, 1994                  2,000,000
January 15, 1995-July 14, 1995                      2,000,000
July 15, 1995-October 14, 1995                      2,000,000
October 15, 1995-March 31, 1996                     1,000,000
April 1, 1996                                       1,000,000

                 (e) Notwithstanding anything herein or in any other instrument or agreement to the contrary, neither the County nor the Servicing Agent shall have any obligation to advance any moneys to the Borrower under the Loan except from the proceeds of the Air South HUD-Guaranteed Note, and the provisions of the Federal Act, the Federal Regulations and, to the extent not inconsistent therewith, the provision of all other applicable federal, State or County laws, regulations or requirements shall govern the award and administration of the Loan. The County makes no warranty that funds will be made available from time to time under the HUD contract or that funds will be received at the times anticipated by the Borrower.

                 (f) Upon any disbursement of funds under the Note in accordance with this Section 7, the Servicing Agent shall record the date and amount of such disbursement on the Record of Advances attached to the Note, and, absent patent error, such record shall be conclusive as to such matters for all purposes of this agreement.

         Section 8. Representations and Warranties of Borrower. In addition to the Covenants, Warranties and Representations made by the Debtor in the Security Agreement, the terms of which are incorporated by reference, the Borrower represents and warrants as follows:

                 (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with corporate powers adequate for the carrying on of the business now conducted and proposed in the Business Plan to be conducted by it, and is duly qualified as a foreign corporation in, and is in good standing in, the state and in each other jurisdiction in which its conduct of business or ownership of property makes such qualification necessary. The Borrower's corporate Headquarters are located at 1800 St. Julian Place, 4th Floor, Columbia, South Carolina 20205; its Principal Operational Base is located at the Columbia Metropolitan Airport, and none of the Borrower's books or records are maintained at any other location. The Borrower shall give the County and the Servicing Agent not less than thirty (30) days prior written notice of any change in the location of the Borrower's books and records.

                 (b) The execution, delivery and performance of this Agreement, the Note and each of the other Loan Documents are within the Borrower's power and authority, and the

Borrower has duly authorized the execution and delivery hereon and thereof and the taking of all action necessary to carry out and give effect to the transaction contemplated hereby and thereby.

                 (c) No consent of any person and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement, the Note or any other Loan Document, except such as have been obtained, including without limitation, approval of the shareholders or the trustees or holders of any indebtedness of Borrower;

                 (d) Each of this Agreement, the Note and each other Loan Document is a legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

                 (e) There is no pending action or proceeding before any court, governmental agency or arbitrator against or directly involving the Borrower, and there is no threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator which, in any case, may materially and adversely affect the financial condition, operations or business prospects of the Borrower or which questions the validity of any Loan Document or any action taken or to be taken pursuant thereto.

                 (f) Neither the execution and delivery of this Loan, the Note or any of the other Loan Documents, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, the Note or any other Loan Document, contravene any material provision of law, judgment, decree, order, franchise or permit applicable to Borrower or its properties or by which the borrower or any of its property is bound or conflict with or result in a material breach in the terms, conditions or provision thereof or constitute a violation of the by-laws or articles of Borrower, or constitute a default, or result in the creation of a lien, under any agreement or instrument to which the Borrower is a party or by which any of its property is bound.

                 (g) All tax returns and reports of the Borrower require by law to be filed have been duly filed and all taxes, assessments, fees and other governmental charges upon the Borrower or upon any of its respective properties, assets, income or franchises which are due and payable pursuant to such returns and reports, or pursuant to any assessment received by the Borrower have been paid, other than those which may be presently payable without penalty or interest (except to the extent that any such tax or assessment is being contested in good faith and as to which adequate reserves have been set aside in conformity with Generally Accepted Accounting Principles).

                 (h) The Borrower is not in default under its corporate organizational documents or under any statute, license, rule or regulation, under any order, writ, injunction, award or decree of which it has notice of any court, arbitrator, administrative agency or other governmental authority binding upon or affecting it or by which any of its properties is bound or under any indenture, mortgage, contract, agreement or other undertaking or instrument to which it is a party or by which it or its property is bound, and the borrower has no knowledge of any event which, with notice or lapse of time or both, would constitute such a default; nothing has occurred which would materially adversely affect the ability of the Borrower to carry on its business as now conducted or proposed to be conducted or perform its obligations under any of the foregoing.

                 (i)      The Borrower has no Subsidiaries.

                 (j) The Borrower possesses, or will possess prior to the date of initial disbursement hereunder, all types certificates, documentation and supplements thereto, franchises, patents, patent applications, patent licenses, certificates, copyrights, trademarks, service marks, tradenames, tradename rights, licenses and permits, and rights in respect of the foregoing, necessary for the conduct of its business substantially as now conducted and presently planned to be conducted without any known conflict with any rights of others, including without limitation a Section 401 Certificate from DOT and such other permits, landing rights and other authorizations as may be required to initiate and maintain the Air South Operations as contemplated by the Business Plan and by this Agreement.

                 (k) The Borrower is not subject to any corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Borrower has or is expected in the future to have a materially adverse effect on the business, assets, financial condition or business prospects of the Borrower as a whole the Borrower is not a party to any contract or agreement which in the judgment of the Borrower has or is expected to have any materially adverse effect on the business of the Borrower as a whole, except as otherwise reflected in adequate reserves.

                 (l)      The Borrower does not maintain any Guaranteed Pension
Plan.

                 (m) All outstanding capital stock of the Borrower is owned of record; the Borrower currently has Equity Contributions of not less than $2,000,000; and the Controlling owners currently own seventy-two and sixty-seven one-hundredths percent (72.67%) of the voting stock of the Borrower.

                 (n) EXHIBIT E contains a complete and correct listing, as of the date of this Agreement, of (i) all Indebtedness of the Borrower for money borrowed (excluding purchase money Indebtedness of less than $50,000 in respect of individual items, provided that the aggregate amount of such Indebtedness does not exceed $250,000) and (ii) all Guarantees of the Borrower.

                 (o) The Borrower has, or will have, title to all the Collateral whenever acquired or arising free and clear of all liens and claims, encumbrances, set-offs, defenses and counterclaims, except those stated in EXHIBIT F attached hereto, and has not made and will not make any assignment, pledge, mortgage, hypothecation or transfer (other than sales or leases in the ordinary course of business) of any such Collateral or the proceeds thereof.

                 (p) EXHIBIT G hereto contains an accurate and complete description of the tangible assets currently owned by the Borrower and all real property leased by the Borrower together with the location thereon.

                 (q) There has been no material adverse change in the aggregate assets or aggregate liabilities or in the condition or business, financial or otherwise, of the Borrower from that set forth in the financial statements delivered to the County by the Borrower in connection with the Loan.

                 (r) All statements, representations and warranties made by the Borrower and any materials furnished in support of the request for the Loan are true, accurate and complete; it is specifically understood by the Borrower that all such statements, representations and warranties shall be deemed to have been relied upon by the County and JEDA as an inducement to make the Loan and to provide the CDBG Pledge.

                 (s) The Borrower represents to the county that it has at all times pertinent to this Agreement been represented by advisors of its own selection, including but not limited to attorneys-at-law and/or certified public accountants that it has not relied upon any statement, representation, warranty, agreement or information provided by the County, its employees, agents or attorneys; that it acknowledges that it is informed by its advisors of its respective rights, duties, and obligation with respect to the Loan under all applicable laws, that it has no set-offs, defenses or counterclaims against the County with respect to the Loan, and that it is indebted to the County for the amounts stated in this Agreement and the Note.

                 (t) The borrower further acknowledges and agrees that neither the County, JEDA nor the State has made any statements, representations, warranties, agreements or provided information to it regarding the Section 108 Program in order to induce the execution and delivery of this Agreement; the Borrower further acknowledges and agrees that all agreements of the parties regarding the Loan are set forth in this Agreement and in the other Loan Documents executed by Borrower prior to or on even date hereof.

                 If during any time the Loan remains outstanding, the Borrower becomes aware of any facts, occurrences, information, statements, or events that render any of the foregoing representations or warranties herein made untrue or materially misleading or incomplete, Borrower shall immediately notify the Servicing Agent in writing of such facts, occurrences, information, statements or events.

         Section 9.  Regulatory Compliance.

                 (a) General. The Borrower shall comply with all applicable laws, regulations, ordinances, executive orders, air worthiness directives, notices to airmen, manuals and government instructions from governmental authorities of competent federal, state and local jurisdictions. The Borrower shall obtain and maintain all approvals, certificates, licenses, and permits for operations of the Air South Operations as proposed in the Business Plan, including without limitation all those approvals necessary by state, local and federal governments, including the FAA and DOT, necessary for, and shall comply with all the laws and regulations applicable to, the certification, registration, operation, maintenance of the aircraft and air carrier operating certificate, repair station certificate and other permits and licenses issued to Borrower and any of its affiliates or subsidiary companies, and the Borrower shall take no action nor suffer any action to be taken which impairs, suspends, cancels, restricts, revokes, or materially adversely modifies such certificates, license, permits or registrations without the prior written consent of the JEDA in its capacity as Assignee.

                 (b) Low-to-Moderate Income Hiring. The Borrower agrees to comply with all HUD requirements regarding hiring for the Air South Operations. In this connection, the Borrower agrees to create not less than 200 jobs at its corporate headquarters and central reservation center in the City (the "Corporate Headquarters") and 420 jobs at the Columbia Metropolitan Airport within two years following the Start-up Date. Of the total number of jobs created at each of the Corporate Headquarters and the Columbia Metropolitan Airport (even if in excess of 200 and 420, respectively), not less than 51% shall be taken by persons from low and moderate income families, all as determined in accordance with the Federal Regulations (calculated separately for the Corporate Headquarters and Columbia Metropolitan Airport). The Borrower agrees to maintain records adequate to document compliance with this
Section 9(b) and, until such time as the Borrower has fulfilled the requirements of the proceeding provisions of this Section 9(b), to provide to the Servicing Agent within 30 days following the end of each calendar quarter with written evidence satisfactory to the Servicing Agent as to the number of jobs created at each of the Corporate Headquarters and the Columbia Metropolitan Airport and the number of such jobs which has been taken by persons of low or moderate income.

         In the case of a violation of hiring level low-to-moderate-income hiring requirements specified in this Section 9(b), the Servicing Agent may, in its sole discretion, require repayment of all of the Loan, together with interest thereon at the rate per annum equal to the higher of (i) the interest then or most recently applicable to the note or (ii) the highest rate applicable to any of the Air South HUD-Guaranteed notes plus five percent (5%) computed on the basis of a 360 day year and the actual number of days elapsed from the date of each advance of Loan moneys to the Borrower. The obligation to pay such modified interest rate shall survive prepayment of the Note, unless the Servicing Agent received evidence satisfactory to it that the Borrower has met its employment level and low-to-moderate income hiring requirements, in which case such obligation terminates.

                 (c) Other Section 108 Program Requirements. Notwithstanding any other provision hereof or of any other instrument or agreement to the contrary, the provision of the Federal Act, the Federal Regulations and, to the extent not inconsistent therewith, the Provisions of all other applicable federal, State or County laws, regulations or requirements shall govern the award and administration of the Loan, and the Borrower agrees to comply with, any and requirements and to cooperate fully with the County with respect thereto. Such agreement on the part of the Borrower shall include, but shall not be limited to the following federal laws to the extent applicable to the Borrower's operations at its Principal Operational Base, and such laws are incorporated here by reference:

                          (i)     Equal Employment Opportunity:  In accordance
with the applicable Federal and State laws, Executive Orders and regulations, the Borrower cannot discriminate on the basis of race, color, religion, sex, national origin, familial status, or disability in its employment practices.

                          (ii)    Non-Discrimination Under Title VI of the
Civil Rights Act of 1964: T this Agreement is subject to the requirements of Title VI of the Civil Rights Act of 1964 (P.L. 88-352) and HUD regulations with respect thereto including the regulations under 24 CFR Part I.

                          (iii)   MBE Obligation:  The Borrower agrees to
ensure that minority business enterprises (MBE), as defined in 49 CFR Part 23, have the maximum opportunity to participate in the performance of contracts and subcontracts financed in whole or in part with Federal funds provided under this Agreement.

                 (d) Additional FAA Matters. The Borrower at all times will be a "Citizen of the United States" as defined in Section 101(16) of the Federal Aviation Act. Any aircraft to be operated by Borrower shall be duly registered in the name of the Borrower in accordance with the Federal Aviation Act, pursuant to an FAA AC Form 8050-1 Aircraft Registration Application, which shall be in due form and duly filed with the FAA Aircraft Registry; such aircraft at no time will be registered under the laws of any other country. An FAA Standard Airworthiness Certificate shall be duly issued under the Federal Aviation Act for each such aircraft and shall be duly issued under the Federal Aviation Act for each such aircraft and shall be in full force and effect while listed on the operating certificate of the Borrower by the FAA.

                 (e) Equal Opportunity Hiring. At all times prior to the repayment in full of the Loan, the Borrower shall comply with the Equal Employment Opportunity Requirement of 42 U.S.C., Section 200(e) et seq. and the specific requirements set forth in Section 301 of executive Order No. 1246, as amended, relating to discrimination provisions in federally assisted contracts. In addition, the Borrower shall utilize its best efforts to insure that the Borrower and any contractors or subcontractors employed by it maximize the employment and the utilization of minorities and other persons residing within the State, shall, upon demand by the Servicing Agent, deliver any documentation required by the Servicing Agent to demonstrate compliance with all statutes, rules or regulations of the State and/or the United States

Department of Housing & Urban Development pertaining to equal employment opportunities and/or minority business enterprises.

         Section 10. Maintenance of Corporate Existence; Continuation of Air South Operations in Midlands Area. The Borrower shall maintain its existence and continue as a corporation either organized under the laws of, or duly qualified to business as a corporation in, the State, shall preserve and maintain its rights and privileges to conduct business in each jurisdiction material to the Air South Operations and shall operate and maintain the Air South Operations substantially as proposed in the Business Plan. The Borrower shall not, as long as the Loan remains outstanding, without the prior written consent of the County:

                 (a) assign or transfer the whole or any part of its interest in this Agreement;

                 (b) sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of its assets or consolidate with or merge into another entity or permit one or more other entities to consolidate with or merge into it;

                 (c) sell, lease, convey, assign, transfer or otherwise dispose of any interest in its assets or operating rights (including without limitation operating or landing rights, type certificates, operating certificate, licenses, regulatory approvals, leasehold or contact rights, tradenames or trademarks or other right in tangible or intangible property) material to the Air South Operations as proposed in the Business Plan or otherwise act to disrupt the continued viability of the Air South Operations as then conducted; provided, however, that a sale or other disposition shall be permitted hereunder to the extent that the Borrower retains its interest in and operating control over not less than fifty-one percent (51%) of the ten existing assets of the Borrower, tangible and intangible, including without limitation, operating rights, routes, gate leases, equipment leases, good will, trademarks, tradenames and every other asset of the Borrower, (based on market value rather than book value) and provided further that the proceeds form any such sale shall be used to obtain assets or operations of similar value and utility to the Air South Operations or to prepay the Note;

                 (d) permit the sale, assignment, transfer or other disposition of the stock of the Borrower to a third person or group of persons with the result that the Controlling Owners relinquish control over more than forth-nine percent (49%) of the voting stock of the Borrower which is then issued and outstanding;

                 (e) relocate its Principal Operational Base to a location other than the Columbia Metropolitan Airport or its Corporate Headquarters from within the city limits of the City.

         The Borrower shall give the County and the Servicing Agent not less than thirty (30) days' prior written notice of any change in its name, the location of its books and records or of any substantial change in the nature of the operations conducted at such locations or of any substantial reduction in the level of employment at such locations.

         To the extent economically feasible, the Borrower shall provide air service to and from the City, and each of the Cities of Charleston, Greenville/Spartanburg and Myrtle Beach within the State.

         Section 11. Managerial Control. The Borrower shall not, without the express prior written consent of JEDA in its capacity as Assignee, make material or substantial changes in the present management or operating control of the Borrower, including without limitation those positions mandated to be filled with qualified personnel under Part 121 of the Federal Aviation Regulations, nor shall the Borrower permit the bulk transfer of assets, acquisition, merger, reorganization, consolidation, dissolution or liquidation of the air South Operations other than as permitted herein or the suspension, revocation or cancellation of its operating certificate of authority.

         Section 12. Insurance. In addition to any insurance requirement contained in any mortgage or security agreement constituting a Loan Document, the Borrower agrees to maintain insurance with responsible and reputable insurance companies or associations acceptable to the Servicing Agent, naming the County and the Servicing Agent as mortgagees or loss payees and additional insureds as their respective interests may appear on such policies as the Servicing Agent may specify, in such amounts and covering substantially such hazards and risks as are usually carried by companies engaged in similar businesses and owning or operating properties similar to those operated by the Borrower. Such policies shall include (a) public liability; (b) full extended coverage fire, theft and hazard insurance on all assets owned by it or used in connection with its business; (c) worker;s compensation insurance or similar insurance that may be required under laws applicable to Borrower; (d) business interruption insurance, to the extent required by the Servicing Agent; (e) title insurance with respect to any real property owned by the Borrower; and
(f) decreasing term life insurance policies on the lives of Patrick O'Shea, Thomas Volz or any other person currently filling a position with the Borrower which is required to be filled with qualified personnel under Part 121 of the Federal Aviation Regulations, in the amount of $1,000,000 for Patrick O'Shea and $500,000 on each of the other insureds.

         In furtherance and not in limitation of the foregoing insurance requirements, the Borrower agrees that it will at all times carry and maintain on each of the aircraft, engines and propellers used in the Air South Operations, at its own cost and expense, public liability, property damage and, as required for the carriage of passengers, passenger legal liability insurance, and aircraft ground and flight all-risk hull insurance (which shall include a standard 90-day mysterious disappearance clause and, to the extent available, coverage against loss by reason of strikes, riots, civil commotion or labor disturbance, malicious act or act of sabotage, unlawful seizure or wrongful exercise of control of the aircraft in flight by any person on board the aircraft acting without the consent of the insured, and governmental confiscation and expropriation), war risk insurance, as well as fire and extended coverage insurance on engines, propellers, rotables, consummables and other equipment while removed from the aircraft or if maintained by the Borrower on other aircraft utilized in commercial scheduled operations operated by the Borrower in the same areas.

         Such policies shall contain a provision that such policy may not be canceled or materially altered except upon at least fifteen (15) days written notice to the Servicing Agent and shall not contain a provision for deductible amounts greater than $500,000. In the event of loss or damage to any portion of the Collateral constituting tangible property, the proceeds of any insurance shall be deposited with the Servicing Agent and applied as set forth in Section 13 of this Agreement. Payments under any key man life insurance policy shall be applied to prepay the Note unless JEDA in its capacity as Assignee shall agree otherwise on behalf of the County. At least ten (10) days prior to the expiration of any such policy the Borrower shall furnish evidence satisfactory to the Servicing Agent that such policy has been renewed or replaced or is no longer required by this Agreement.

         At all times during the term of this Agreement, the Borrower shall comply with the laws of south Carolina relating to worker's compensation insurance.

         Section 13.  Damage, Destruction and Condemnation.

                 (a) If that portion of the Collateral consisting of tangible property shall be damaged or either partially or totally destroyed or if title to or temporary use of the whole or any part of such tangible property shall be taken or condemned by a competent authority for any public use or purpose, there shall be no abatement or reduction in the amounts payable by the Borrower under this Agreement or under the Note.

                 (b) In the event of any damage, destruction, taking, or condemnation, the proceeds from any insurance or condemnation award shall be deposited with the Servicing Agent and applied to the payment of any amounts due on the Loan, unless the Borrower and JEDA shall agree to apply the proceeds to the repair, reconstruction, replacement or relocation of such Collateral.

         Section 14.  Maintenance of Properties.

                 (a) The Borrower shall cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith maybe properly and advantageously conducted at all times and will comply at all times in all material respects with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being at the time contested in good faith by appropriate proceedings.

                 (b) In furtherance and not in limitation of the above requirement of this Section 14, the Borrower will maintain all tangible property used in the Air South Operations, including without limitation all aircraft, engines, propellers, auxiliary power units, ground support equipment, shop machinery and tools, supplies, buildings and other realty and personalty, in good condition and repair (normal wear and tear accepted) and in accordance with applicable contracts, leases, federal and state, and local laws, regulations and ordinances, will pay or discharge or cause to be paid or discharged when due the cost of repairs or maintenance of the same and will pay or caused to be paid all rental, lease or mortgage payments due with respect to the same. The Borrower, at its own cost and expense, shall service and maintain such property, repairing or overhauling same as may be required by the FAA, including without limitation its aircraft, engines, propellers, appliances, accessories, appurtenances, parts (defined as "rotables, components, instruments and consummables") inventory other than parts, shop equipment, ground support equipment and machinery; shall, at its own cost and expense, according to FAA regulations, promptly install replacement or substitute parts, engine, propellers, equipment, appurtenances, accessories, appliances, inventory other than parts with all such replacements and substitutions to be free and clear of all liens, encumbrances and rights of others and which shall be in as good operating condition as, and shall have a value and utility at least equal to, the items replaced or for which substitution is made and meeting the standards of the FAA or other governmental authority having jurisdiction over such activity so as to keep such property in such operating condition as may be required by law, regulation or contract to permit the property to be utilized by a licensed air carrier operating in scheduled commercial operations in the United States; and shall maintain all records, logs and other materials which may be required for such property to be so utilized.

         Section 15. Unencumbered Title and First Priority Lien. The Borrower at all times shall have and maintain good and marketable title to the Collateral, whether now owned or hereafter acquired, free and clear of all claims, interests, mortgages, deeds of trust, liens, security interests and other charges or encumbrances, except as specified in Section 16(h), any any such mortgage shall, except as otherwise provided in Section 16(h) hereof, constitute a first priority mortgage on and security interest in any such Collateral duly securing the obligations of the Borrower under the Note, this Agreement and any other Loan Document constituting collateral security instruments executed and delivered to County herewith.

         The Borrower agrees that it will at all times keep accurate and complete records with respect to the Collateral and shall provide the Servicing Agent with copies of all such records as the Servicing Agent shall request.
The Borrower will, not less than quarterly, provide the Servicing Agent with a report as to any changes and additions to the information specified in EXHIBIT G hereto and will not remove its assets from the locations listed in EXHIBIT G, except in the normal course of business without the express prior consent of the Servicing Agent, and the Borrower will join the County or the Servicing Agent in executing, filing and doing whatever may be necessary under applicable law, to perfect and continue the County's security interest in the Collateral at Borrower's expense.

         Section 16. Additional Covenants. The Borrower shall comply with the following covenants for as long as the Loan is outstanding.

                 (a) Payment of Debts, Taxes and Charges. The Borrower shall pay, or cause to be paid, all of its debts and perform, or cause to be performed, all of its obligations promptly and in accordance with the respective terms thereof, and shall promptly pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies imposed upon it, upon its income or receipts or upon any of its assets or properties before the same shall become in default, as well as pay all lawful claims for labor, materials and supplies or otherwise that, if not so paid, could or would result in the imposition of a Lien upon such assets or properties or any part thereof; provided, however, that it shall not constitute an Event of Default under this paragraph (a) if (i) the Borrower fails to perform any such obligation or to pay any such debt (except for any Indebtedness owing under or in respect of any Loan Document), tax, assessment, or governmental or other charge, levy or claim if the validity or amount thereof is at the time being contested by the Borrower in good faith by appropriate proceedings diligently pursued, and if the Borrower has obtained therefor an adequate bond or adequate insurance or established therefor a reserve of an adequate amount on its books, or (ii) any Lien described in
Section 16(h)(vi) on the Borrower's assets or properties is discharged within 30 days of the attachment thereof; provided further, that the Borrower will pay all such taxes, assessments, charges,levies, or claims forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

                 (b) Conduct of Business. The Borrower shall continue to engage primarily in the air South Operations substantially as proposed in the Business Plan and in related businesses. Except as shown in the Business Plan or otherwise approved by JEDA as Assignee, the Borrower shall not, prior to the Cutoff Date, (i) incur capital expenditures in excess of $100,000 for any single item of property or $00,000 in the aggregate during any fiscal year or
(ii) undertake any discretionary expenditures substantially in excess of expenditures budgeted in the Business Plan.

                 (c)      Certain Financial Covenants.

                          (i)     Throughout the term of the Loan, Borrower
shall maintain a debt to tangible net worth ratio (defined to mean the ratio of debt to tangible net worth as determined in accordance with generally accepted accounting principles consistently applied) of not greater than 4.0 to 1.0 for each fiscal quarter of 1995, 2.0 to 1.0 for each fiscal quarter of 1996, and
1.5 to 1.0 for each fiscal quarter of 1997 and thereafter.

                          (ii)    Throughout the term of the Loan, Borrower
shall maintain a current ratio as defined below of not less than 4.0 to 1.0 for each fiscal quarter of 1995, 3.5 to 1.0 for each fiscal quarter of 1996, and
3.0 to 1.0 for each fiscal quarter of 1997 and thereafter. Current ratio is defined as:

                          current assets/current liabilities

                          (iii)   Throughout the term of the Loan, Borrower
shall maintain a minimum interest coverage ratio as defined below of not less than 6.2 to 1.0 for each fiscal quarter of 1996, and 9.2 to 1.0 for each fiscal quarter of 1997 and thereafter. Interest coverage ratio is defined as:

                          net income (before taxes and interest) interest

                          (iv)    Throughout the term of the Loan, Borrower
shall maintain an operating ratio as defined below of not less than .27 to 1.0 for each fiscal quarter of 1995, .36 to 1.0 for each fiscal quarter of 1996, and .45 to 1.0 for each fiscal quarter of 1997 and thereafter. Operating ratio is defined as:

                          profits before taxes/tangible net worth

                          (v)     Throughout the term of the Loan, Borrower
shall maintain a sales to receivables ratio of not less than 15.0 to 1.0 for each fiscal quarter of 1995, 17.0 to 1.0 for each fiscal quarter of 1996, and
19.0 to 1.0 for each fiscal quarter of 1997 and thereafter.

                          (vi)    Throughout the term of the Loan, Borrower
shall maintain a net sales to total assets ratio of not less than 2.8 to 1.0 for each fiscal quarter of 1995, 1996, 1997 and thereafter.

                 (d) Cash Flow. The Borrower shall not permit its Adjusted Pre-Tax Income; determined as at the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 1994, for the quarter then ended, to be less than Debt Service for such quarter; nor shall the Borrower permit its Ending Cash Balance to fall below seventy-five percent (75%) of the Operating Reserve Amount.

                 (e)      Distributions.   The Borrower shall not, directly or
indirectly, declare or make or incur any liability to make any Distribution until the principal balance of the Loan as of the Cutoff Date has been paid down by one-half, nor thereafter unless and only as long as (i) at the time of the declaration and payment thereof and immediately after giving effect thereto, no Event of Default or Default shall exist, (ii) the total Indebtedness of the Borrower outstanding at the time of such declaration and payment and immediately after giving effect thereto will not exceed 125% of the Borrower's Tangible Net Worth as at the end of the fiscal quarter most recently ended, and (iii) the Borrower's Adjusted Pre-Tax Income for the period of the four consecutive fiscal quarters most recently ended preceding such declaration and payment was not less than 200% of the Borrower's Debt Service for such period and, at the time of such declaration or payment and immediately after giving effect thereto, such Adjusted Pre-Tax Income will not be less than 200% of the Borrower's Pro Forma Debt Service for the one year period immediately following the end of the fiscal quarter most recently ended.

                 (f) Tangible Net Worth. The Borrower shall at all times during the periods set forth below maintain Tangible Net Worth in the respective amounts set forth below:

                          (i)     during the period commencing 90 days after
the inauguration of air
service with the third aircraft and for as long as the Borrower's service is limited to less than six (6) aircraft, the sum of <2,000,000>;

                          (ii)    during the period commencing 90 days after
the inauguration of air service with the sixth aircraft and for as long as the Borrower's service is limited to less than nine (9) aircraft, the sum of
<2,400,000>;

                          (iii)   during the period commencing 90 days after the
inauguration of air service with the ninth aircraft and for as long as the Borrower's service is limited to less than twelve (12) aircraft, the sum of
<1,300,000>;

                          (iv)    during the period commencing 90 days after
the inauguration of air service with the twelfth aircraft and for as long as the Borrower's service is limited to less than fifteen (15) aircraft, the sum of $1,600,000;

                          (v)     during the period commencing 90 days after
the inauguration of air service with the fifteenth aircraft and for as long as the Borrower's service is limited to less than eighteen (18) aircraft, the sum of $4,900,000;

                          (vi)    during the period commencing 90 days after
the inauguration of air service with the eighteenth aircraft and for as long as the Borrower's service is limited to less twenty-one (21) aircraft, the sum of $10,000,000;

                 (g) Restrictions on Indebtedness. The Borrower shall not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

                          (i)     Indebtedness hereunder or under the Loan
Documents;

                          (ii)    Current Liabilities, other than for money
borrowed or for the deferred purchase price of property (other than the deferred purchase price of fixed assets, the payment of which must be made within 90 days after the purchase thereof), incurred in the ordinary course of business;

                          (iii)   Indebtedness in respect of taxes, assessments,
governmental charges or levies and claims for labor, materials and supplies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 16(a) hereof and Indebtedness secured by liens of carriers, warehousemen, mechanics and materialmen permitted by
Section 16(h)(vi) hereof;

                          (iv)    Indebtedness not in excess of $100,000, in
the aggregate at any one time outstanding in respect of judgments or awards not covered by insurance (A) which have been in force for less than the applicable appeal period so long as execution is not levied thereunder or (B) in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

                          (v)     Indebtedness of the Borrower in respect of
the aircraft leases and pooling of parts as authorized in the Security Agreement and listed in Exhibit H hereto;

                          (vi)    Indebtedness of the Borrower (a) in respect
of Capitalized Lease Obligations and (b) secured by purchase money Liens, in each case to the extent permitted by Section 16(h)(iii) hereof; provided, however, that the aggregate principal amount of all such Indebtedness permitted by this subparagraph (vi) (and excluding indebtedness permitted under subparagraph (v)) shall not exceed an aggregate of $500,000 in the case of Capitalized Lease Obligations, and an aggregate of $500,000 in the case of Indebtedness secured by purchase money Liens;

                          (vii)   Indebtedness of the Borrower outstanding on
the date hereof and listed in EXHIBIT E hereto.; and

                          (viii)  After the date when the principal balance of
the Loan as of the Cutoff Date has been paid down by one-half, any other Indebtedness if and only so long as (A) at the time of the creation or incurrence of such Indebtedness and immediately after giving effect thereto, no Event o Default or Default shall exist, (B) the total Indebtedness of the borrower outstanding at the time of the creation or incurrence of such Indebtedness and immediately after giving effect thereto (less any amounts of such Indebtedness to be applied to the contemporaneous prepayment of existing Indebtedness) will not exceed 125% of the Borrower's Tangible Net Worth as at the end of the fiscal quarter most recently ended, and (C) the Borrower's Adjusted Pre-Tax Income for the period of the four consecutive fiscal quarters most recently ended preceding the creation or incurrence of such Indebtedness was not less than 200% of the Borrower's Debt Service for such period and, at the time of the creation or incurrence of such Indebtedness and immediately after giving effect thereto, such Adjusted Pre-Tax Income will not be less than 200% of the Borrower's Pro Forma Debt Service for the one year period immediately following the end of the fiscal quarter most recently ended.

                 (h)      Restrictions on Liens.   The Borrower shall not
create or incur or suffer to be created or incurred or to resist any encumbrance, mortgage, pledge, lien, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquire,d or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree to have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than 30 days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse (all of the foregoing items and actions being sometimes herein referred to as "Liens"); provided, however, that the Borrower may create or incur or suffer to be created or incurred or to exist:

                          (i)     Liens to secure taxes, assessments and other
governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 16(a) hereof;

                          (ii)    The Lien of this Agreement or any other Loan
Document;

                          (iii)   Purchase money Liens (including mortgages,
conditional sales, Capitalized Lease Obligations and any other title retention or deferred purchase devices) in real or tangible personal property of the Borrower existing or created at the time of acquisition thereof, and the renewal, extension and refunding of any such Lien in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding; provided, however, that the principal amount of Indebtedness (including Indebtedness in respect of Capitalized Lease Obligations) secured by each such Lien in each item of property shall not exceed 100% of the cost to the Borrower (including all such Indebtedness secured thereby, whether or not assumed) of the item subject thereto and such Lien shall have attached solely to the particular item of property so acquired; and provided, further, that the aggregate principal amount of all such Indebtedness shall not exceed the amounts specified in Section 16(g)(vi) hereof;

                          (iv)    Deposits or pledges made in connection with,
or to secure payment of, worker's compensation, unemployment insurance, old age pensions or other social security obligations (but only to the extent that such Lien does not attach to any of the Collateral;

                          (v)     Liens in respect of judgments or awards, the
payment of which has been stayed pending appeal, but only to the extend that such judgments or awards are permitted as Indebtedness by Section 16(g)(iv);

                          (vi)    Liens of carriers, warehousemen, mechanics,
materialmen, and other like liens to the extent that payment of the Indebtedness secured thereby shall not at the time be required to be made in accordance with the provisions of Section 16(a) hereof;

                          (vii)   Encumbrances consisting of easements, rights
of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, security deposits and landlord's or lessor's liens under leases to which the Borrower is a party, and other similar encumbrances, none of which materially detract from the value of such property or impair the use thereof in the business of the Borrower;

                          (viii)  Liens securing Indebtedness permitted by
Section 16(g)(v);

                          (ix)    Liens and mortgages upon property or assets
of the borrower listed
on EXHIBIT F hereto; and

                          (x)     after the date when the principal balance of
the Loan as of the Cutoff Date has been paid down by one-half, any other Lien on property of the Borrower not subject to, or intended to be subject to, the Security Interest if and only so long as (A) at the time of the creation or incurrence of such Lien and immediately after giving effect thereto, no Event of Default or Default shall exist, (B) the total Indebtedness of the borrower outstanding at the time of the creation or incurrence of such Lien and immediately after giving effect thereto will not exceed 125% of the Borrower's Tangible Net Worth as at the end of the fiscal quarter most recently ended, and
(C) the Borrower's Adjusted Pre-Tax Income for the period of the four consecutive fiscal quarters most recently ended preceding the creation or incurrence of such Lien was not less than 200% of the Borrower's Debt Service for such period an, at the time of the creation or incurrence of such Lien and immediately after giving effect thereto, such Adjusted Pre-Tax Income will not be less than 200% of the Borrower's Pro Forma Debt Service for the one year period immediately following the end of the fiscal quarter most recently ended.


                 (i)      Investments.     The Borrower shall not make or
permit to exist any Investments other than:

                          (i)     Investments in direct obligations of the
United States Government and obligations guaranteed by the United States Government, which obligations mature in not more than one year;

                          (ii)    Investments in certificates of deposit,
banker's acceptances or similar obligations issued by a bank or a bank holding company having capital and surplus of not less than Five Hundred Million dollars ($500,000,000) and long-term debt ratings of AA or better, which obligations mature in not more than one year;

                          (iii)   Investments in commercial or finance company
paper which at the time of purchase has been rated not less than "A-1" if rated by Standard & Poor's Corporation or "P-1" if rated by Moody's Investors Service, Inc., or tax-exempt commercial paper or bonds with a rating of "Mig-1" or "A-1+," which obligations mature in not more than one year;

                          (iv)    Any direct obligation of the Unites Dates of
American or any agency, political subdivision or instrumentality thereof, which has a remaining maturity at the time of purchase of not more than two years, and which are rated in one of the two highest categories (without regard to pluses or minuses) for securities by Moody's or S&P;

                          (v)     Shares of any open-end diversified investment
company registered under the Investment Company Act of 1940, as amended, or any other so-called "money market fund" which, in either case, maintains a constant net assets value per share in accordance with the regulations of the Securities and Exchange Commission; has aggregated net assets of not less than $50 million on the date of purchase; and to the extent practicable and in accordance with its investment guidelines invests 85% of its assets in investments of the types described either in clauses (i), (ii) and (iii) above or in investments of the types described in clause (iv) above;

                          (vi)    Obligations of any other entity substantially
all of the assets of which consist of Investments described in clauses (i),
(ii), (iii) and (iv) above;

                          (vii)   Guarantees permitted by Section 16(j) hereof;

                          (viii)  Any other Investment if and only so long as
(i) at the time of the making of such Investment and immediately after giving effect thereto, no Event of Default or Default shall exist, (ii) the total Indebtedness of the Borrower outstanding at the time of the making of such Investment and immediately after giving effect thereto will not exceed 125% of the Borrower's Tangible Net worth as at the end of the fiscal quarter most recently ended, and (iii) the Borrower's Adjusted Pre-Tax Income for the period of the four consecutive fiscal quarters most recently ended preceding the making of such Investment was not less than 200% of the Borrower's Debt Service for such period and, at the time of the making of such Investment and immediately after giving effect thereto, such Adjusted Pre-Tax Income will not be less than 200% of the Borrower's Pro Forma Debt Service for the one year period immediately following the end of the fiscal quarter most recently ended; provided, however, that notwithstanding the foregoing, the Borrower shall not make an Investment in any Subsidiary without the prior written consent of the Servicing Agent.

                 (j) Restrictions on Guarantees. The Borrower shall not become or remain liable with respect to any Guarantee of any obligation of any other Person except the following:

                          (i)     Guarantees by the Borrower outstanding on the
date of this Agreement and listed in EXHIBIT I hereto;

                          (ii)    Endorsements for collection or deposit in the
ordinary course of business;

                          (iii)   Guarantees which individually do not exceed
$10,000 and collectively do not exceed $100,000; and

                          (iv)    After the date when the principal balance of
the Loan as of the Cutoff Date has been paid down by one-half, any other Guarantee if and only so long as (A) at the time of the creation or incurrence of such Guarantee and immediately after giving effect thereto, no Event of Default or Default shall exist, (B) the Total Indebtedness of the Borrower outstanding at the time of the creation or incurrence of such Guarantee and immediately after giving effect thereto will not exceed 125% of the Borrower's Tangible Net worth as at the end of the fiscal quarter most recently ended, and
(C) the Borrower's Adjusted Pre-Tax Income for the period of the four consecutive fiscal quarters most recently ended preceding the creation or incurrence of such Guarantee was not less than 200% of the Borrower's Debt Service for such period and, at the time of the creation or incurrence of such Guarantee and immediately after giving effect thereto, such Adjusted Pre-Tax Income will not be less than 200% of the

Borrower's Pro Forma Debt Service for the one year period immediately following the end of the fiscal quarter most recently ended.

                 (k)      No Leasebacks.   The Borrower shall not directly or
indirectly become liable, as lessee or guarantor or other surety, with respect to any lease of real or personal property, whether now owned or hereafter acquired which is to be sold or transferred by the Borrower to any Person or which the Borrower intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower to any Person in connection with such lease; provided, however, that the prohibition contained in this paragraph shall not apply to any sale and leaseback by the Borrower of any asset not subject to, or intended to be subject to, the Security Interest after the date when the principal balance of the Loan as of the cutoff date has been paid down by one-half, if and only so long as (A) at the time of such transaction and immediately after giving effect thereto, no Event of Default or Default shall exist, (B) the total Indebtedness of the Borrower outstanding at the time of such transaction and immediately after giving effect thereto will not exceed 125% of the Borrower's Tangible Net Worth as at the end of the fiscal quarter most recently ended, and (C) the Borrower's Adjusted Pre-Tax Income for the period of the four consecutive fiscal quarters most recently ended preceding such transaction was not less than 200% of the Borrower's Debt Service for such period and, at the time of transaction and immediately after giving effect thereto, such Adjusted Pre-Tax Income will not be less than 200% of the Borrower's Pro Forma Debt Service for the one year period immediately following the end of the fiscal quarter most recently ended.

                 (l)      Pension Plans.   The Borrower shall give the County
and the Servicing Agent ten (10) days written notice prior to the institution by it of a Guaranteed Pension Plan subsequent to the date hereof. The Borrower covenants as follows with respect to any Guaranteed Pension Plan hereafter created:

                          (i)     Funding of Pension Plans.  The Borrower will
fund any Guaranteed Pension Plan as required by the provisions of Section 302 of ERISA and Section 412 of the Internal Revenue Code of 1986, as amended. The Borrower will deliver to the Servicing Agent copies of any request for waiver from the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Internal Revenue Code of 1954, as amended, promptly following the date on which the request is submitted to the Department of Labor or the Internal Revenue Service.

                          (ii)    Copies of Pension Plan Reports.  The Borrower
will send to the Servicing Agent copies of all Forms 5500 and/or Forms 5500C relating to a Guaranteed Pension Plan together with all attachments thereto, including any actuarial statement required to be made under Section 103(d) of ERISA, promptly following the date on which any such form is filed with the Department of Labor, except, in the case of any multi-employer plans, the Borrower will cause such Forms and all such attachments thereto to be sent to the Servicing Agent within a reasonable time after such Forms are filed with the Department of Labor.

                          (iii)   Notice of Termination.  The Borrower will
furnish to the Servicing Agent forthwith copies of (A) any notice sent by the Borrower of a Guaranteed Pension Plan termination to the Pension Benefit Guaranty Corporation under Section 404a(a) of ERISA, or (B) any notice, report, or demand sent or received by the Borrower under Sections 4041, 4041, 4043, 4063, 4065, 4066 or 4068 of ERISA.

                          (iv)    Payment of Pension Benefits.  the Borrower
shall cause any Guaranteed Pension Plan to pay all benefits guaranteed by the Pension Benefit Guaranty Corporation when due, except where the obligation to pay such benefits is being contested in good faith by the Borrower.

                          (v)     Terminate Pension Plan.  The Borrower will
not terminate, withdraw from, or permit termination of any Guaranteed Pension Plan if the aggregate asset value of all such Plans is more than $250,000 less than the value of the benefits guaranteed by the Pension Benefit Guaranty Corporation.

                          (vi)    Pension Plan Distribution.  The Borrower will
not permit any distribution described in Section 4043(b)(7) of ERISA to be made from any Guaranteed Pension Plan of the Borrower.

                 (m) Maintenance of Capital. The Borrower will not make any loan or transfer of assets to any parent, subsidiary or affiliate nor to any officer, shareholder, director, or employee of the Borrower or to any other Person, except for temporary advances in the ordinary course of business and except upon such terms and conditions as may be approved in writing by the JEDA, and the Borrower shall not purchase its own stock for value.

         The Borrower shall not, without the prior written consent of the Assignee, increase the aggregate compensation of those managers who are a part of the Borrower's executive compensation plan (Exhibit K) from the current amount of $1,165,000 to an amount which exceeds the lesser of (i) 10% of the previous year's aggregate or (ii) an amount which will result in ratios of aggregate executive salaries (Exhibit K) to sales which are no greater than
 .014:1 in 1995; .016:1 in 1996 and .018:1 in 1997 and in each year thereafter; provided however, that in no event shall overall compensation to management, including without limitation salaries, bonuses, stock options and other employee benefits and incentives, exceed industry average for similarly situation regional air carriers. The compensation shall be set by the compensation committee of the board of directors, whose membership shall have two outside board members and one board member from management.

         Except to the extent required to prepay the Note, all proceeds from any public offering of stock of the Borrower within five years following the Start-up Date shall be paid in as a capital contribution to the Borrower.

                 (n) Further Assurances. The Borrower shall execute and deliver to the County or the Servicing Agent such further instruments, provide it with such further data and information and take such further action as the Servicing Agent may reasonably request or as may be necessary further to effect the purposes of the Loan Documents.

         Section 17.  Record Keeping and Reporting Requirements.

                 (a) The Borrower agrees to keep true records and books of account in which entries will be made in accordance with Generally Accepted Accounting Principles for the airlines industry as set forth in applicable guidelines of the Financial Standards Board ("FASB") consistently applied and will maintain accounts and reserves adequate in the opinion of the management of the Borrower, for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves.

                 (b)      The Borrower shall furnish to the Servicing Agent:

                          (i)     within 120 days of the end of each fiscal
year (commencing with the fiscal year ended August 31, 1995) the balance sheet of the Borrower, as at the end of such fiscal year and the related statements of income, stockholders' equity and changes in financial position of each of the Borrower as at the end of such fiscal year, accompanied in each case by the report or audit of Deloitte & Touche or, if they cease to be the auditors of the Borrower, other independent certified public accountants of recognized national standing, together with a certification of such accountants to the effect that such financial statements have been prepared in accordance with Generally Accepted Accounting Principles and FASB guidelines applied on a basis consistent with prior years (except as to changes described therein with which such accountants concur) and fairly present the respective financial conditions of the Borrower at the dates thereof and the results of its operations and changes in financial position for the periods covered thereby. In addition, such financial statements of the Borrower shall be accompanied by (A) the statement of such accountants that they have caused the provisions of this Agreement and the other Loan Documents to be reviewed and that in the course of their audit of the Borrower nothing has come to their attention to lead them to believe that any Default hereunder exists and in particular that they have no knowledge of any Default under the provisions of Sections 16(c), (d) or (f) hereof, or, if such is not the case, specifying such Default or possible Default and the nature thereof, it being understood that the examination of such accountants cannot be relied upon to give them knowledge of any such Default except as it relates to accounting or auditing matters, (B) computations by the Borrower demonstrating, as of the close of such fiscal year, compliance with Sections 16(c), (d) or (f) hereof, and (C) the certificate of the President, Chief Financial Officer or other officer approved in advance by the Servicing Agent of the Borrower,that such officer has caused the provisions of this Agreement to be reviewed and has no knowledge of any Default, or if any such officer has such knowledge, specifying such Default, and the nature thereof, and what action the Borrower has taken, is taking or proposes to take with respect thereto;

                          (ii)    within 45 days after the end of the first
three fiscal quarters of each fiscal year of the Borrower, the balance sheet of the Borrower as of the end of such quarter and the related statements of Net Income, stockholders' equity and changes in financial position for the portion of the fiscal year of the Borrower then ended, certified by the President or Chief Financial Officer or other officer approved in advance by the Servicing Agent of the Borrower as having been properly prepared in accordance with Generally Accepted Accounting Principles and FASB guidelines consistently applied and as fairly presenting the financial position of the Borrower at the dates thereof and the results of its operations and changes in financial position for the periods covered thereby, subject only to normal year-end audit adjustments, together with (A) computations by the Borrower demonstrating, as of the close of such fiscal quarter, compliance with Sections 16(c), (d) and (f), and if applicable, compliance with Sections 16(e), 16(g)(viii), 16(h)(x), 16(i)(viii), 16(j)(iv), and 16(k), as the case may be, and (B) a written certificate of such officer that no Default exists as of the balance sheet date or the date of such certificate or, if any such Default exists, specifying the same and the actions being taken by the Borrower with respect thereto;

                          (iii)   by noon on Wednesday of each week, an
operational report for the preceding Monday through Sunday, which shall include the Borrower's management report, which shall include without limitation the information specified in Section 4(n) and such other information reflecting the operations and maintenance performance of the Borrower as the Servicing Agent shall request from time to time;

                          (iv)    within seven days of becoming aware of the
existence of (A) any condition or event which constitutes an Event of Default or a default under any other agreement in respect of Indebtedness for borrowed money or any event which, with notice or lapse of time or both, would constitute such an Event of Default or default or (B) any threatened or pending litigation or administrative proceedings which, if adversely determined, could have a material adverse effect on the business or financial condition of the Borrower, written notice to the Servicing Agent specifying the nature thereof and, with respect to (A), the duration thereof and the action proposed to be taken with respect thereto;

                          (v)     within thirty (30) days of its occurrence,
information with respect to any action, claim or other event involving the Borrower that could be reasonably expected to result in a loss that would have a material adverse effect on the business or financial condition of the Borrower; and

                          (vi)    from time to time such other financial data
and information concerning the Borrower or any Affiliate thereof as the County or the Servicing Agent may request.

                 (c) All financial statements delivered and to be delivered to the Servicing Agent or the County by or on behalf of the Borrower in connection with this Agreement shall fairly and accurately show the present and projected financial condition and the income of the Borrower, prepared in accordance with Generally Accepted Accounting Principles.

         Section 18. Inspection. The Borrower, at its own expense, will permit any authorized agents and representatives of the County or the Servicing Agent, at any reasonable time and from time to time upon reasonable notice to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and discuss the general business affairs, assets, liabilities, financial condition, results of operations and business prospects of the Borrower with its officers and independent accountants.

         Section 19. Reliance upon Advisors. The County and the Servicing Agent shall have the right from time to time and at any time to request advice from such attorneys, accountants, appraiser,s engineers, consultants and other advisors of its choosing and shall have the right to obtain an independent appraisal of the market value of any Machinery and Equipment and/or Real Property included in the Financial Covenants, which shall be determined by appraisers selected by or acceptable to the Servicing Agent. The Borrower shall be responsible for all reasonable fees and expenses associated therewith.

         Section 20. Events of Default. Any one or more of the following events shall constitute an event of default of the Borrower hereunder (an "Event of Default"):

                 (a) if any representation or warranty made herein or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement shall prove to be false or misleading in any material respect;

                 (b) default in the payment of any installment of the principal of or interest on the Note and such default shall continue unremedied for two (2) business days;

                 (c) the Borrower relocates contrary to the covenants contained herein, or the Borrower shall cease to be a commercial airline, or the franchises, concessions, permits, rights or privileges required for the conduct of the business and operations f the Borrower shall be revoked, canceled or otherwise terminated or the free and continued use and exercise thereof curtailed or prevented, and as a result thereof the preponderant business activity of the Borrower shall cease to be that of a commercial airline;

                 (d) failure of the Borrower to observe and perform any covenant, condition or agreement hereunder on its part to be performed (except obligations referred to in (b) (c) above) and continuance of such failure for a period of thirty (30) days after receipt by the Borrower of written notice from the Servicing Agent or the County, specifying the nature of such failure and requesting that it be remedied; provided, however, that if, by reason of the nature of such failure, the same cannot be remedied within the said 30 days and the Borrower proceeds with reasonable diligence after receipt of said notice to cure same, such period may be extended upon the prior written consent of the Servicing Agent;

                 (e) any document or instrument required to be filed or recorded on a public registry or record shall not be duly filed, recorded on such date and time and in such place or places as shall be required to perfect or continue the perfection of the security interest of the County in and to the Collateral or of the lien and security interest of any aircraft chattel mortgage or security agreement constituting a Loan Document;

                 (f) any default occurs under the provisions of any other Loan Document;

                 (g) any obligation of the Borrower for the payment of borrowed money (with respect to either principal or interest), shall not be paid when the same becomes due whether by acceleration or otherwise after the expiration of any applicable grace period, or shall be declared due and payable prior to the maturity thereof; or the Borrower shall default in the performance of any other term, agreement or condition contained in any agreement or instrument under or by which any such obligation created, evidence or secured, if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;

                 (h) the Borrower shall consent to the appointment of a receiver, trustee or liquidator of itself for of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they come due, or shall make a general assignment for the benefit of creditors;

                 (i) the Borrower shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations or a petition filed against it in any such proceeding, or it shall, by voluntary petition, answer or consent, seek relief under the provision of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition. extension or adjustment with its creditors;

                 (j) an order, judgment or decree shall be entered in any proceeding by any court of competent jurisdiction appointing, without the consent of the Borrower, a receiver, trustee or liquidator of the Borrower or of any substantial part of its property, or sequestering any substantial part of its property, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed or unvacated for a period of 90 days after the date of entry thereof;

                 (k) a petition against the Borrower in a proceeding under applicable bankruptcy laws or other insolvency laws as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within 30 days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Borrower, any court of competent jurisdiction shall assume jurisdiction, custody or control of it or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of 30 days; or

                 (l) final judgment for the payment of money in excess of $100,000 shall be rendered against the Borrower and shall remain undischarged for a period of 30 days during which execution of such judgment shall not be effectively stayed.

         Section 21.      Remedies of the County.

                 (a) If any Event of Default shall occur and be continuing, then the County, through the Servicing Agent or in its own right, may, forthwith and,to the extent permitted by law, without notice of any kind to the Borrower exercise any of the following remedies:

                          (i)     declare the entire principal amount of the
Note to be due and payable forthwith, whereupon the Note shall become forthwith, due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding;

                          (ii)    take any action at law or in equity to
collect the payments than due and thereafter to become due under the Note or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Agreement or any other Loan Document;

                          (iii)   exercise all the rights and remedies upon
default, in foreclosure and otherwise, available under any of the Loan Documents or available to mortgagees or secured parties under the provision of applicable law, including without limitation all the rights and remedies under
Article 9 of the Uniform Commercial Code of the State;

                          (iv)    institute legal proceedings to foreclose upon
and against the lien and security interest granted by any Loan Document to recover judgment for all amounts then due and owing as obligations secured hereby, and to collect the same out of any or all of the Collateral or the proceeds of any sale thereof;

                          (v)     sell, or to the extent required by applicable
law, institute legal proceedings for the sale, under the judgment or decree of any court of competent jurisdiction, or any or all of the Collateral;

                          (vi)    without regard to the adequacy of the value
of the Collateral used as security for the obligations of the Borrower hereunder the other Loan Documents or to the solvency of the borrower, institute legal proceedings for the appointment of a receiver or receivers;

                          (vii)   personally or by agents or attorneys, and with
or, to the extent permitted by applicable law, without further notice or legal process, enter upon any premises part thereof, including all records relating to the Collateral, without being responsible for loss or damage to any Collateral as to which the county or the Servicing Agent has taken possession, hold, remove, store, and keep idle, or lease, operate, or otherwise use or permit the use of, the Collateral or any part thereof, for such time and upon such terms as the County or the Servicing Agent, as the case may be, may in its sole and complete discretion deem to be in the County's own best interest, and demand, collect, and retain all rents, earnings, and other sums due and to become due in respect of the same from any party whomsoever, accounting only for net earnings, if any, arising from such use and charging against all receipts from the use of the same or from the sale thereof, by court subsection (b) below, all other costs, expenses, charges, damages, and other losses resulting from such use.

                 (b) If the County or the Servicing Agent should elect to foreclose upon and against the lien and security interest created in and by any Loan Document or take possession of the Collateral thereunder,the Borrower shall, upon demand of the county or the servicing Agent, deliver to the County or the servicing Agent, all or any part of the Collateral at such time or times and place or places as the County or the Servicing Agent may specify.

                 (c) At any sale pursuant to this section, whether under the power of sale or by virtue of judicial proceedings, it shall not be necessary for the County, the Servicing Agent or a public officer under order of a court to have present physical or constructive possession of the Collateral to be sold. the recitals contained in any conveyances and receipts made and given by the County or such public officer to any purchaser at any sale pursuant to any Loan Document shall, to the extent permitted by applicable law, conclusively establish the truth and accuracy of the matters therein stated (including, without limiting the generality of the forgoing, the obligations of the Borrower hereunder, under the Loan Documents and the accrual and nonpayment thereof and advertisement and conduct of such sale in the manner provided herein and by applicable law); and all prerequisites to such sale shall be presumed to have been satisfied and performed. Upon any sale hereunder or under any Loan Document of any or all of the Collateral of any interest therein, the receipt of the officer making such sale upon judicial proceedings or of the county or the servicing Agent shall be sufficient discharge to the application thereof. Any sale hereunder of any or all of the Collateral or any interest therein shall forever by a perpetual bar against the Borrower with respect to such Collateral or interest therein, as the case may be.

                          Upon any such sale or other disposition, the Borrower
shall then be liable for the difference between the loan payments and other amounts due under this Agreement and the Note and amounts received pursuant to such assignment or contract of sale or lease or other disposition of the Borrower's interest in the Collateral, and the amount of such difference shall then be immediately due and payable. The Borrower also agrees that in the event the County or the Servicing Agent does take possession of the Collateral as provided herein, the obligation of the Borrower to pay such loan payments due or to become due under this Agreement and Note shall survive such repossession.

                          The County, acting in its own or through the
Servicing Agent, may sell, lease and dispose of, or cause to be sold, leased and disposed of all or any part of the Collateral at one or more public or private sales, leasing or other dispositions, at such places and times, and on such terms and conditions as the County or the Servicing Agent, as the case may be, may deem fit, with or without any previous demand or notice to the Borrower or advertisement of any such sale, lease or other disposal to the fullest extent permitted by law; and for the aforesaid purpose all notices of sale, lease or other disposition, and advertisement, and other notice or demand, any right or equity of redemption, and any obligation of a prospective purchaser or lessee to inquire as to the power and authority of the County to sell, lease or otherwise dispose of the Collateral or as to the application by the County or the Servicing Agent, as the case may be, of the proceeds of sale, lease or otherwise, which would otherwise be required by, or available to the borrower under, applicable law are hereby expressly waived by the Borrower to the fullest extent permitted by such Law. In the event that any mandatory requirement of applicable law shall obligate the County or the Servicing Agent, as the case may be, to give prior notice to the Borrower of any of the foregoing acts, the Borrower hereby agrees that a written notice sent to it so as reasonably to be expected to be delivered to the Borrower at least five (5) business days before the date of any such act as its address specified for the Borrower in any Loan Document, shall be deemed to be reasonable notice of such act and, specifically, reasonable notification of the time after which any private sale, lease or other disposition intended to be made hereunder is to be made.

                 (d) If the County or the Servicing Agent shall have proceeded to enforce the rights of the County under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the county, then the Borrower and the County shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Borrower and the County shall continue as though no such proceedings had taken place.

                 (e) No remedy herein conferred or reserved to the County is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law, and any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the County to exercise any remedy reserved to it in this Section, it shall not be necessary to give notice other than such notice as may be required in this Section.

                 (f) In addition to the above remedies, if the Borrower commits a breach, or threatens to commit a breach of this Agreement, the County, in its own right or acting through the Servicing Agent, shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the County and that money damages will not provide an adequate remedy therefor.

                 (g) In the event the Borrower shall default under any of the provisions of this Agreement and the County or the Servicing Agent shall require and employ attorneys or incur other expenses for the collection of payments due or to become due for the enforcement or performance or observance of any obligation or agreement on the part of the Borrower herein contained, the Borrower shall on demand therefor pay to the County and the Servicing Agent, the reasonable fees of such attorneys and other expenses so incurred by the County and/or the Servicing agent.

                 (h) Neither the County nor the Servicing Agent shall be required to do any act whatsoever or exercise any diligence whatsoever to mitigate the damages to the Borrower if an Event of Default shall occur hereunder.

         Section 22. Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the review, preparation, execution, delivery, and administration of this Agreement, the other Loan Documents, the HUD Contract, the Fiscal Agency Agreement, the Air South HUD-Guaranteed Note and any other documents which may be delivered in connection herewith and therewith, including without limitation the reasonable fees and out-of-pocket expenses of counsel for the County, JEDA and the Servicing Agent with respect thereto and with respect to advising the County, JEDA and the Servicing Agent as to their respective rights and responsibilities under this Agreement and any such other document, and all costs and expenses, if any, in connection with the enforcement of this Agreement, the other Loan Documents and such other documents which may be delivered in connection herewith and therewith. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other Loan Documents and such other documents and agrees to save the County, JEDA and the Servicing Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         Upon the failure of the Borrower to pay any such fees,expenses or costs to be paid by the Borrower, the Servicing Agent may, in its sole discretion and without notice to any person, disburse moneys under the Loan on behalf of the County to pay the same.

         Section 23. Release and Indemnification. The Borrower hereby releases the County, JEDA, the State and the Servicing Agent from, and agrees that the County, JEDA, the State and the Servicing Agent, and their respective officers, directors, members, employees, attorneys and agents shall not be liable for, and agrees to indemnify and hold harmless the County, JEDA, the State and the Servicing Agent and their respective officers, directors, members, employees, attorneys and agents against:

                          (a)     any liability, cost or expense in the
administration of the HUD Contract, the Air South HUD-Guaranteed Note,the Loan, this Agreement and the other Loan Documents (hereinafter collectively referred to as the "HUD Documents") and the obligations imposed on the County, JEDA, the State and the Servicing Agent hereby and thereby;

                          (b)     any or all liability or loss, cost or
expense, including reasonable attorneys' fees, resulting from or arising out of any loss or damage to property or any injury to or death or any person occurring in connection with or on or about the Corporate Headquarters or the Sir South Operations or resulting from any defect in the fixtures, machinery, equipment or other property used in connection with the Corporate Headquarters or the Air South Operations or arising out of, pertaining to, or having any connection with, the Corporate Headquarters or the Air South Operations or the financing thereof (whether or not arising out of acts, omissions or negligence of the Borrower or any of its agents, contractors, servants, employees, licensees, lessees or assignees);

                          (c)     any or all liabilities or loss, cost or
expense including attorneys' fees, arising out of or in connection with or pertaining to the issuance, sale or delivery of the Air South HUD-Guaranteed
Note including, but not limited to, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934 or any applicable state securities laws, but such indemnity for securities liabilities shall be subject to the limitation that the Borrower shall not be liable for any representations made with respect to the county, JEDA, the State or the Servicing Agent; and

                          (d)     any or all liability or loss, cost or
expense, including attorneys' fees, arising out of or in connection with or pertaining to the transactions contemplated under this Agreement, the other Loan Documents or the HUD Documents, including without limitation any liability, loss, cost or expense arising under the environmental laws of any jurisdiction.

         Notwithstanding the fact that it is in the intention of the parties hereto that neither the County, JEDA, the State, the Servicing Agent nor their respective officers, directors, members, employees, attorneys and agent shall incur any pecuniary liability by reason of the terms of this Agreement or other
Section 108 Documents, or the undertakings required of the County, JEDA, the State and the Servicing Agent hereunder and thereunder, by reason of the issuance and sale of the Air South HUD-Guaranteed Note, the execution of the
Section 108 Documents or the performance of any act requested of the County, JEDA, the State or the Servicing Agent by the Borrower, including all claims, liabilities or losses arising in connection with the violation of any statues or regulations pertaining to the foregoing, nevertheless, if the County, JEDA, the State or the Servicing Agent, or any of their respective officers, directors, members, employees, attorneys or agents should incur any such pecuniary liability, then in such event, the Borrower shall indemnify and hold the County, JEDA, the State and the Servicing Agent, and their respective officers, directors, members, employees, attorneys and agents harmless against all claims by or on behalf of any person, firm or corporation or other legal entity arising out of the same and all costs and expenses incurred in connection with any such claim or in connection with any action or proceeding brought thereon. Upon notice from the County, JEDA, the State or the Servicing Agent, the Borrower shall defend the County, JEDA, the State, the Servicing Agent and their respective officer, directors, members, employees, attorneys and agents in any such action or proceeding. If called upon to provide indemnity under this Section 23, the Borrower shall be subrogated to the rights of the indemnified party.

         Section 24. Continuing Obligation: No Assignment by Borrower. All covenants, agreements, representations and warranties made or incorporated herein and in certificates delivered pursuant hereto shall be deemed to have been material and relied on by the County, notwithstanding any investigation made by the County or on its behalf, and shall survive the execution and delivery hereof and thereof. This Agreement is a continuing obligation and shall (a) be binding upon the parties and their respective successors and assigns and (b) inure to the benefit of and be enforceable by the parties and their respective successors, transferees and assigns; provided, that the Borrower may not assign all or any part of this Agreement without the prior written consent of JEDA as Assignee.

         Section 25. Notices. Any notices required to be sent under this Agreement shall be sent to the following addresses, unless any party shall have provided the other parties with written notice to the contrary:

                 (1) The County at:        217 South Lake Drive
                                           Lexington, SC 29072

                 (2) JEDA at:              1201 Main Street, Suite 1750
                                           Columbia, SC 29201

                 (3) The Borrower at:      1800 St. Julian Place, 4th Floor
                                           Columbia, SC 29204

         Section 26.  Miscellaneous.

                 (a) This Agreement and the Loan Documents constitute the entire agreement as to the Loan, and supersede all prior agreements and understandings, both written and oral among the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                 (b) Modifications or waivers of any provisions of this Agreement or the Note must be in writing.

                 (c) The execution, delivery and performance of this Agreement shall not be deemed a waiver of any deferral of sovereign immunity which may otherwise be available to a governmental body or entity of South Carolina.

                 (d) In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision thereof.

                 (e) This Agreement shall become effective upon its execution and delivery by the parties hereto, shall remain in full force from the date hereof and, subject to the provisions hereof, shall expire on such date as the Note and the interest thereon and all other expenses or sums to which the County and the Servicing Agent are entitled, have been fully paid and retired; provided, however, that the obligation of the Borrower to pay additional interest with respect to the Note in the event it fails to comply with the low to moderate income hiring requirement, shall survive payment of the Note, and this Agreement shall not expire until such obligation is satisfied.

                 (f) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the County and the Borrower.

                 (g) This Agreement shall be construed and enforced under the laws of the State of South Carolina. Be executing this Loan, the Borrower agrees to submit to the jurisdiction in the courts of the State of south Carolina or the appropriate federal courts for all matters arising or to arise hereunder.

                 IN WITNESS WHEREOF, the County and the Borrower have caused this Agreement to be executed in their respective names by their manual signatures as of the date first above written.

                                                    COUNTY OF LEXINGTON


                                                    By: /s/ Bruce E. Rucker
                                                       ----------------------
                                                         Bruce E. Rucker
                                                         Council Chairman

(SEAL)

ATTEST:


By: /s/ Dot Black
   ------------------------
    Dot Black
    Clerk to Council


                                                    AIR SOUTH, INC.


                                                    By: /s/ Patrick O'Shea
                                                        -------------------
                                                          Patrick O'Shea
                                                          President

(SEAL)

ATTEST:


By: /s/ Donald Baker
   ------------------------
    Donald Baker, Secretary

                                                                       EXHIBIT A

                                 Definitions

The following terms as used in the Agreement and any certificate or document executed in connection therewith shall have the following meanings (or are defined elsewhere in this Agreement as indicated below) unless the context otherwise indicates:

         "Account Debtor" means a person who is obligated on a Receivable.

         "Adjusted Pre-Tax Income", for any period, means the sum of (a) Net Income for such period plus (b) all amounts in respect of federal and state income taxes deducted in determining such Net Income, plus (c) all amounts deducted in calculating such Net Income in respect of depreciation, amortization, interest expense (including payments in the nature of interest under Capitalized Leases).

         "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Borrower and shall include without limitation (i) each Person who is an officer or director of the Borrower or members of their immediate families (whether or not living under the same roof), or any direct or indirect beneficial holder of at least 5% of the outstanding equity securities of the Borrower having the general power to vote and (ii) any Person of which the Borrower or an Affiliate (as defined in clause (i) above) of the Borrower shall, directly or indirectly, either beneficially own at least 5% of the outstanding equity securities having the general power to vote or constitute at least a 5% participant.

         "Agreement" means this Loan Agreement dated as of July 15, 1994, between the County and the Borrower, as amended from time to time pursuant to the terms hereof.

         "Air South HUD-Guaranteed Note" - see recitals.

         "Air South Operations" means the air carrier services and related business of the Borrower, which shall be conducted substantially in accordance with the Business Plan.

         "Assignee" means JEDA, as assignee of the County's right, title and interest in and to the Note, the Collateral and under this Agreement and the other Loan Documents, all in accordance with the Assignment and Servicing Agreement, and its successors and assigns.

         "Assignment and Servicing Agreement" means the Assignment and Servicing Agreement of even date with the Agreement among the County, JEDA and the Borrower, as amended from time to time pursuant to the terms thereof.

         "Borrower" means Air South, Inc., a corporation organized and existing under the laws of the State of Illinois, and its permitted successors and assigns.

         "Business Day" means any Monday through Friday except a day on which federal or state offices are authorized to be closed or banks operating in the state are authorized to be closed.

         "Business Plan" means the Business Plan of the Borrower dated February 17, 1994, as the same may be amended from time to time by the Borrower with the prior written consent of JEDA in its capacity as Assignee.

         "Capitalized Lease" means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with generally accepted accounting principles and Statement No. 13 of the Financial Accounting Standards Board.

         "Capitalized Lease Obligations" means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with generally accepted accounting principles and Statement No. 13 of the Financial Accounting Standards Board.

         "Cash Flow Shortfall" means, as of the date of any calculation, the excess of the Operating Reserve Amount over the Ending Cash Balance.

         "Charter" shall include the articles or certificate of incorporation, statue, constitution, joint venture or partnership agreement or articles or other charter of any Person other than an individual, each as from time to time amended or modified.

         "City" means the City of Columbia, South Carolina.

         "Collateral" means all assets of the Borrower (see Section 4(d)).

         "Controlling Owners" means those shareholders of the Borrower shown on EXHIBIT J attached hereto and their respective successors and assigns.

         "Corporate Headquarters" means Borrower's corporate headquarters and central reservation center in the City.

         "CDBG Pledge" means the pledge of the County and State's entitlements to Community Development Block Grant monies to the Secretary with respect to the Air South HUD-Guaranteed Note.

         "County" means the County of Lexington, a body corporate and politic, and a political subdivision of the State, and its successors and assigns.

         "Current Liabilities" means all liabilities of the indicated Person maturing on demand or within one year from the date as of which current liabilities are to be determined and such other liabilities (including taxes accrued or estimated and amounts owed which have accelerated) as may properly be classified as current liabilities on a balance sheet in accordance with Generally

Accepted Accounting Principles.

         "Cutoff Date" means the earlier of april 1, 1996 or the date of an initial public offering of stock in the Borrower.

         "Debt Service" means, for any period for which the amount thereof shall be determined, the aggregate amount of all interest and of all mandatory payments, prepayments and sinking fund payments of principal (including payments in the nature of principal and interest under Capitalized Leases) required to be accrued or paid by the Borrower on all Indebtedness of the Borrower for borrowed money or in respect of Capitalized Leases or secured by purchase money Liens, including, without limitation, all Indebtedness of the Borrower under this Agreement and any other Loan Document, all as determined in accordance with Generally Accepted Accounting Principles.

         "Default" means any Event of Default or any event, circumstance or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

         "Default Rate" means, upon the time of any determination thereof, the rate of interest per annum then applicable to the Note plus two percent (2%).

         "Distribution" means the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of capital stock of the Borrower; the purchase of other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

         "Emergency Cash Reserve Account" means the account of such name established jointly by the Servicing Agent and the Borrower pursuant to the provisions of Section 5(b) of this Agreement.

         "Ending Cash Balance" shall mean the actual ending cash balance of the Borrower as of the end of any reporting period, calculated in accordance with generally accepted accounting practices applied consistently.

         "Equity Contributions" means paid in contributions to capital and shall include an amount representing in-kind contributions of not more than $250,000, but shall exclude any contributions made with funds borrowed from the Borrower and amount equal to any grants from the State or from the City, the County, Richland County or any other governmental or quasi-governmental entity.

         "ERISA" means the Employees Retirement Income Security Act of 1974, as amended from time to time.

         "Event of Default" - See Section 20.

         "FAA" means the Federal Aviation Administration.

         "Federal Act" means Section 108 of the Housing and Community Development Act of 1974, as amended.

         "Federal Regulations" means the regulations promulgated under the Federal Act and other federal regulations applicable to the transactions contemplated hereby.

         "Financing statements" means any financing statements required to be filed under the uniform commercial code as in effect in any state where such a financing statement is required to be filed with respect to the Security Interest.

         "Fiscal Agency Agreement" means the fiscal Agency Agreement to be entered into between the Fiscal Agent and the County pursuant to the HUD Contract, as from time to time in effect.

         "Fiscal Agent" means Chemical Bank or such other fiscal agent as may be appointed from time to time pursuant to the fiscal Agency Agreement.

         "Generally Accepted Accounting Principles" means generally accepted accounting principles as defined by the financial Accounting Standards Board as from time to time in effect that are consistently applied.

         "Government Obligations" means direct obligations of, or any obligation for which the full and timely payment of principal and interest is guaranteed by, the United States of America, including but not limited to, United States Treasury Certificates of Indebtedness, Notes and Bonds - State and Local Government Series, or certificates of ownership of the principal of or interest on direct obligations of, or obligations unconditionally guaranteed by, the United States of America, which obligations are held in trust by a commercial bank which is a member of the Federal Reserve System and has capital and surplus (exclusive of undivided profits) in excess of $100,000,000.

         "Guarantee" means (a) any guarantee of the payment or performance of any Indebtedness or other obligation of any obligor, and (b) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person, whether that promise or undertaking is expressed in terms of any obligation to pay the Indebtedness of such obligor, or to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not such arrangement is disclosed in the balance sheet of such other person or is a footnote thereto.

         "Guaranteed Pension Plan" means any pension plan maintained by the Borrower or to which it contributes, the benefits under which are guaranteed in whole or in part by the Pension Benefit Guaranty Corporation, or any profit sharing plan maintained by the Borrower pursuant to the business Plan.

         "HUD" means the United States Department of Housing and Urban Development.

         "HUD Contract" means that certain Contract for Loan Guarantee Assistance under Section 108 of the Housing and Urban Development Act of 1974, as amended, 42 U.S.C. Section 5308 to be entered into by the County, JEDA and HUD.

         "HUD Documents" means the HUD Contract, the HUD Guarantee, the Fiscal Agency Agreement and the Air South HUD-Guaranteed Note.

         "HUD Guarantee" means the guarantee provided by HUD under Section 108 of the Federal Act.

         "HUD-Guaranteed Notes" means those notes guaranteed by HUD under the Federal Act.

         "Indebtedness" means all obligations, contingent and otherwise, which in accordance with Generally Accepted Accounting Principles should be classified upon the balance sheet of the obligor as liabilities, but in any event including liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or secured of the obligor, whether or not the liability secured thereby shall have been assumed, obligations under leases which are capitalized on the balance sheet of the obligor in accordance with Generally Accepted Accounting Principles consistently followed, and all obligations on account of Guarantees in respect to the Indebtedness of others and obligations to reimburse the issuer of a letter of credit, whether or not reflected on such balance sheet or in a footnote thereto.

         "Investments" means the aggregate of all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfer of property to, or in respect of any guarantees (or other commitments as described under Indebtedness) or obligations of any Person, except transfer of property to, or in respect of any guarantees (or other commitments as described under Indebtedness) or obligations of any Person, except transfers or deliveries made against receipt of full value in cash or made in the ordinary course of business. In determining the aggregate amount of Investments outstanding at any particular time (a) the amount of any Investment represented by a guarantee shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding: (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amount received as earnings on such Investment, the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

         "JEDA" means the South Carolina Jobs-Economic Development Authority, and its successors and assigns.

         "Lien" - See Section 16(h).

         "Loan" - See Section 2(a).

         "Loan Documents" means the Agreement, the Note, the Security Agreement, the Assignment and Servicing Agreement, any Security Document, any Financing Statements and any other document, instrument or agreement hereinafter entered into in connection with the transactions contemplated by the Agreement.

         "Local Memorandum" means the Memorandum of Understanding among the County, Richland County, the City and the Borrower dated March 15, 1994.

         "Machinery and Equipment", with respect to any Person, includes, in each case whether now or hereafter existing or now owned or hereafter acquired by such Person and wherever located, all goods, as defined in Article 9 of the Uniform Commercial Code, and all replacements and substitutions therefor and all accessions thereto and proceeds thereof, which good shall include but not limited to all machinery, equipment and fixtures but shall exclude any goods that constitute inventory.

         "Net Income," for any period, means the net after-tax income of the indicated Person for such period determined in accordance with Generally Accepted Accounting Principles after eliminating all intercompany items and after deducting portions of net income properly attributable to minority interest, if any, in Subsidiaries, provided, however that there shall be excluded for net income: (i) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or a Subsidiary, (ii) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary except to the extent that any such income has actually been received by the Borrower or such Subsidiary in the form of cash dividends or similar distribution, all computed net of taxes attributable to such excluded or included income, (iii) any income resulting from any write-up of any asset, (iv) any restoration of any contingency reserve, except to the extent that provision for such reserve was made out of income during such period, (v) any net gain arising from the collection of the proceeds of any insurance policy, and (vi) any net gains or losses during such period arising from extraordinary or nonrecurring transaction (net of any tax effect).

         "Note" means the note from Borrower to the County executed in the form attached as Exhibit B.

         "Operating Reserve Amount" means, as of the end of any reporting period, the amount specified as the ending cash balance in the Borrower's pro forma cash flow statement as set forth in the Business Plan.

         "Opinion of Counsel" means an opinion of an attorney or firm of attorneys, reasonably acceptable to the Servicing Agent, and acceptable to the Servicing Agent as to form and substance.

         "Pension Benefit Guaranty Corporation" means the Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity having similar responsibilities.

         "Person" means a corporation, association, partnership, joint venture, trust, organization, business, individual or government of any governmental agency or political subdivision thereof.

         "Principal Operating Base" means the principal operating base of the Borrower at Columbia Metropolitan Airport at which shall be headquartered all pilots and flight attendants.

         "Pro Forma Debt Service" shall mean, at any time, the aggregate amount of (i) all interest and all amortization of debt discount and expense (including the imputed interest portions of rentals under Capitalized Leases) and (ii) all mandatory payments, prepayments and sinking fund payments of principal (including the imputed principal portion of rentals under any Capitalized Leases) which will be accrued on a pro forma basis by the Borrower on all Indebtedness of the Borrower for borrowed money or in respect of Capitalized Leases or secured by purchase money Liens, in each case for the period of one year next following the date as of which such determination is made assuming that all such Indebtedness remains outstanding for the entire period (subject to scheduled reductions), all as reflected in the Business Plan. When the interest on any such Indebtedness varies with or depends on a floating rate of interest, the rate in effect on the date of determination will be assumed to remain constant during the entire period for which Pro Forma Debt Service is being computed.

         "Project Account" means the account established pursuant to Section 5(a) hereof.

         "Public Offering Date" means the public offering date as described in the Air South HUD-Guaranteed Note.

         "Real Property" means the real property and improvements and fixtures located thereon that are subject to the Security Interest and all other such property now owned or hereafter acquired by the Borrower or in which the Borrower now has or hereafter acquires an interest, wherever located.

         "Registered Creditors" means those suppliers or service providers identified by the Borrower as critical to its operations and as to which the Servicing Agent has entered into an agreement on behalf of the County as provided in Section 5(c) hereof.

         "Scheduled Draw" means the anticipated disbursements described in Section (7d) hereof.

         "Secretary" means the Secretary of HUD.

         "Security Agreement" means that certain Security Agreement and Chattel Mortgage of even date with the Agreement between the County and the Borrower, as amended from time to time pursuant to the terms thereof.

         "Security Document" means any mortgage, security agreement, assignment or other agreement or instrument creating or affecting a conveyance, fee, lien or other security interest in favor of or for the benefit of the County as security for the obligations of the Borrower under this Agreement, as from time to time in effect.

         "Security Interest" means the mortgages, pledges and assignments to the County of, the continuing interest of the County in, and the continuing lien of the County upon, the Collateral provided or contemplated by the terms of the Agreement and the other Loan Documents.

         "Servicing Agent" means JEDA, acting in such capacity pursuant hereto and to the Assignment and Service Agreement, and its successors and assigns.

         "Start-up Date" means the date the Borrower initiates regularly scheduled passenger service from the Columbia Metropolitan Airport.

         "State" means the State of South Carolina.

         "State Act" means Section 6-1-30 of the Code of Laws of South Carolina, 1976, as amended.

         "State Memorandum" means the Memorandum of Understanding between the Borrower and the State dated March 25, 1994.

         "Subsidiary" means any Person of which the Borrower or other specified Person shall at the time own, directly or indirectly through a Subsidiary, sufficient voting stock or voting rights to entitle it to elect at least a majority of board of directors or similar managing body.

         "Tangible Net Worth" means the aggregate of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) of the Borrower as the same properly appears on a consolidated balance sheet of the Borrower prepared in accordance with Generally Accepted Accounting Principles, less the sum of

                 (a) the total book value of all assets of the Borrower which would be treated as intangibles under Generally Accepted Accounting Principles including, without limitation, such items as good will, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing, and

                 (b) all amounts representing any write-up in the book value of any assets of the

Borrower resulting from a revaluation thereof subsequent to March 31, 1994.

         "Total Indebtedness" means all Indebtedness (a) for money borrowed,
(b) in respect of Capitalized Lease Obligations, and (c) secured by purchase money Liens, and all Guarantees of any Indebtedness of the types described in clauses (a), (b) and (c).

         "Uniform Commercial Code" means the Uniform Commercial Code as in effect from time to time in the State of South Carolina.

         Any reference in the Agreement to Borrower, JEDA, the Assignee, the Servicing Agent or the County shall include those which succeed to heir functions, duties or responsibilities pursuant to or by operation of law or who are lawfully performing their functions. Any reference in this Agreement to any statute or law or chapter or section thereof shall include all amendments, supplements or successor provisions thereto.

                                                                       EXHIBIT B

                                 [FORM OF NOTE]

                                PROMISSORY NOTE

Dated:   August ___, 1994                                            $12,000,000



                 AIR SOUTH, INC. (the "Borrower"), a corporation organized and existing under the laws of the State of Illinois, acknowledges itself indebted and for value received hereby promises to pay to the order of LEXINGTON COUNTY, SOUTH CAROLINA (the "County") and its successors and assigns, the principal sum of TWELVE MILLION DOLLARS ($12,000,000), or so much thereof as has been advanced hereunder from time to time as shown on the Schedule of Advances attached hereto until the close of business on April 1, 1996 (the "Cutoff Date"), together with interest at the rate or rates hereinafter provided on the unpaid principal balance hereof from the date of the initial advance to the Borrower hereunder until the Borrower's obligations with respect to the payment of such sums shall be discharged. Interest charges shall be computed hereunder on the basis of a 360 day year, counting the actual number of days elapsed.

                 This Note is issued to evidence the obligation of the Borrower under and pursuant to, and shall be governed by and construed in accordance with the terms and conditions of the Loan Agreement (the "Agreement") between the County and the Borrower dated as of July 15, 1994 for the repayment of the loan made by the County to the Borrower thereunder and payment of interest hereon. Capitalized terms used herein not otherwise defined herein have the meanings specified in the Agreement. This Note is secured, inter alia, by a Security Agreement and Chattel Mortgage dated as of July 15, 1994 executed by the Borrower as Debtor and delivered to the County as Secured Party on all assets of the Borrower except certain assets expressly excluded thereunder. This Note will be serviced by the Servicing Agent designated in the Assignment and Servicing Agreement by and among the County, the Borrower and JEDA (the "Servicing Agreement").

                 The initial interest rate on this Note shall be a rate per annum equal to four percent (4%) through July 31, 1997. Effective August 1, 1997 and as of any public offering date as described in the Air South HUD-Guaranteed Note after August 1, 1997, the interest rate shall be adjusted to the rate per annum sufficient to enable the County and JEDA to recoup interest and other reasonable costs associated with the Air South HUD-Guaranteed Note. The interest rate payable with respect to the Note also shall be subject to modification at the end of five years from the Start-up Date to the extent that JEDA, in its capacity as Assignee, in its sole discretion determines that the Borrower's net operating income has progressed to a level which no longer justifies below-market financing or continuation of public subsidy. The Servicing Agent shall, in its sole discretion, determine the new interest rate, if any, applicable to this Note, which shall be that rate per annum determined by the Servicing Agent as appropriate based upon the creditworthiness of the Borrower at that time, which rate shall not exceed the then prevailing commercial loan rates for similar credits. JEDA shall instruct the Servicing Agent to calculate, and notify the Borrower of, such rate modification within one year following the fifth anniversary of the Start-up Date, and such modified rate shall be effective for the next monthly installment which falls due not less than fifteen (15) days following the date the Servicing Agent sends notice thereof to the Borrower.

                 Interest charges shall be computed hereunder on the basis of a 360 day year, counting the actual number of days elapsed. The Servicing Agent shall calculate any interest rate adjustment within fifteen (15) days following the effective date thereof or receipt by the Servicing Agent of information from the Fiscal Agent upon which to base such calculation, and the Servicing Agent shall also calculate or recalculate the principal amortization schedule within fifteen (15) days following the Cutoff Date or any prepayment.

                 For purposes of calculating accrued interest hereon, the amount of principal advanced hereunder and for all other purposes of this Note, the date and amount of any advance to the County under that certain Air South HUD-Guaranteed Note shall result in a corresponding advance hereunder.

                 Interest only on this Note at the rates as provided herein shall be payable on the first day of each month commencing February 1, 1996 through and including August 1, 1997. Thereafter, commencing September 1, 1997, equal consecutive monthly installments of principal in an amount to fully repay this Note over seventeen (17) years plus interest at the rates as provided herein are payable in Two-Hundred Four (204) consecutive monthly installments on the first day of each month and terminating, if not sooner paid, as herein provided on September 1, 2014. Such installments shall be applied, first, to pay any reasonable outstanding fees and expenses of the County, JEDA or the Servicing Agent; second, to payment of interest then due on the unpaid principal amount and the remaining balance of each such installment to be applied to the payment and reduction of the unpaid principal amount of this Note. The amount payable as the final installment may be such greater or lesser amount as shall be equal to the actual principal amount of this Note remaining unpaid, together with interest thereon then due and unpaid.

                 Payments hereon are to be made in lawful money of the United States of America to the South Carolina Jobs-Economic Development Authority, 1201 Main Street, Suite 1750, Columbia, South Carolina 29201, Attention: Senior Loan Officer, or such other place as the County or the Servicing Agreement may designate, on each due date provided above, in an amount which will equal the amount payable on this Note.

                 The Borrower agrees to make the payments on this Note on the dates and in the amounts specified herein and in the Agreement and in addition agrees to make such other payments as are required pursuant to the Agreement and the Servicing Agreement. A late charge of five percent (5%) of the monthly payment shall be due and payable on any monthly payment past due fifteen (15) days or more.

                 The Borrower may prepay this Note in whole or in part at a price equal to the principal amount thereof to be prepaid together with interest thereon to the date of prepayment at any time. This Note shall be subject to mandatory prepayment of one-half of the then outstanding principal balance thereof to the extent that funds are available from the net proceeds of any public offering of stock by the Borrower within ten (10) days following receipt of such proceeds. This Note is also subject to mandatory prepayment on the Cutoff Date from amounts remaining on deposit in the Emergency Cash Reserve Account or any other funds escrowed under the Loan Agreement as provided therein. To the extent not reflected in the interest rate applicable to this Note at the time of any prepayment, any such prepayment shall be accompanied by payment of amounts sufficient to enable the County and JEDA to recoup interest and other reasonable costs associated with the Air South HUD-Guaranteed Note.

                 A default under this Note shall occur upon the failure by the Borrower to pay when due principal or interest on this Note or upon any other default described in the Agreement. In the event of default in the Agreement, the principal of and interest on this Note may be declared immediately due and payable as provided in the Agreement. Upon a default followed by a declaration of acceleration of the payments due hereunder, the rate of interest payable hereunder shall be the rate per annum equal to the rate per annum applicable to the Note immediately prior thereto plus two percent (2%). This Note may be canceled, amended or supplemented as provided in the Agreement.

                 The final payment on this Note shall be a sum sufficient, together with other funds deposited with the County and available for such purpose, to redeem all of this Note then outstanding at the principal amount thereof plus accrued interest to the date of payment and to pay all reasonable and necessary fees and expenses of the County, JEDA and the Servicing Agent accrued and to accrue through final payment for this Note. At the acceleration, termination or expiration of the term of this Note and following full payment of this Note and all other fees and charges in accordance with the provisions of the Agreement, the County shall deliver to the Borrower any documents and take such actions as may be necessary to effectuate the cancellation of this Note and evidence the termination of the Agreement.

                 IN WITNESS WHEREOF, AIR SOUTH, INC. has caused this Note to be executed in its name and on its behalf by its authorized officers by their manual signatures as of this ____ day of August, 1994.

[SEAL]                                                 AIR SOUTH, INC.

ATTEST:



By: __________________________________             By: _______________________
     Donald Baker                                       Patrick O'Shea
     Secretary                                          President

                              RECORDS OF ADVANCES

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                                                                       EXHIBIT C

                      [FORM OF BORROWER'S COUNSEL OPINION]

                                August ___, 1994



Lexington County, South Carolina
212 South Lake Drive
Lexington, South Carolina 29072

South Carolina Jobs-Economic Development Authority
1201 Gervais Street, Suite 1750
Columbia, South Carolina 29201


         RE:     $12,000,000 Loan from Lexington County,
                 South Carolina to Air South Inc.

Ladies and Gentlemen:

I am special counsel to Air South, Inc., an Illinois corporation, (the "Borrower") and have acted as such in connection with the execution and delivery of this opinion letter pursuant to Section 7.(xiii) of that certain Loan Agreement, dated as of July 15, 1994 (the "Loan Agreement") between the County of Lexington, South Carolina (the "County") and the Borrower, pursuant to which the County will make available funds to the Borrower from time-to-time in amounts aggregating up to $12,000,000 (the "Loan").

I refer to the following:

                 a. the Note, dated August 8, 1994 from the Borrower to the County (the "Note") evidencing the Loan;

                 b. the Security Agreement and Chattel Mortgage, dated July 15, 1994 between the county and the Borrower (the "Security Agreement") securing among other things the repayment of the Loan; and,

                 c. the Assignment and Servicing Agreement, dated July 15, 1994 by and among the South Carolina Jobs - Economic Development Authority ("JEDA"), the County and the Borrower (the "Assignment");

The Loan Agreement, the Security Agreement, the Note, and the Assignment are hereinafter collectively referred to as the "Loan Documents."

"Collateral" shall mean the assets of the Borrower, including but not limited to (a) the assets (the "U.C.C. Assets") which are of a type which are subject to Article 9 of the Uniform Commercial Codes of Florida, Georgia and South Carolina (collectively the "U.C.C.s") and which are described in section 2. of the Security Agreement which will be an exhibit to the Financing Statements (as defined below) to be filed under the U.C.C.s in effect in the States of Florida, Georgia, and South Carolina in connection with the transactions contemplated by the Loan Documents and (b) the assets which are described in section 2. of the Security Agreement.

Capitalized terms used in this opinion letter which are not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

I have examined the Loan Documents, and such other documents relating to the Loan and the Loan Documents as I have deemed appropriate in the circumstances. I have reviewed, to the extent I have deemed appropriate, the corporate proceedings and records of the Borrower. I have examined, also to the extent I have deemed appropriate, proceedings of various governmental entities and agencies involved in the Loan, I have also examined, or caused to be examined and reported upon, various public registries including, but not limited to, certain public records of the States of Georgia, Florida, Illinois and South Carolina, Fulton County, Georgia, Dade and Pinellas Counties, Florida, Cook County, Illinois, and Lexington and Richland Counties, South Carolina.

I have also examined: (a) those certain reports of CT System, as to (i) U.C.C. financing statements covering the U.C.C. Assets naming the Borrower as debtor
(ii) federal tax and state tax liens against the Borrower and (iii) judgment liens against the Borrower, in each case on file in various state and county filing offices in the States of Florida, Georgia, Illinois, and South Carolina. Those reports were searched through the respective dates (collectively, the "Ending Dates") given below: Dade County, Florida - _______ ___, 1994; Fulton County, Georgia - _______ ___, 1994; Florida Secretary of State - _______ ___, 1994; Dade County, Florida - _______ ___, 1994; Pinellas County, Florida - ______ ___, 1994; Illinois Secretary of State - _______ ___, 1994; Cook County, Illinois - _______ ___, 1994 (as to U.C.C. filing statements); Cook County, Illinois - _______ ___, 1994 (with respect to federal and state tax liens, and judgment liens); South Carolina Secretary of State - _______ ___, 1994; Lexington County, South Carolina - _______ ___, 1994; and Richland County, South Carolina - _______ ___, 1994 (such reports being collectively, the "U.C.C. Search Reports"); and (b) the originals or copies of Form U.C.C. 1 Financing Statements which will be filed with the appropriate state and county filing offices in each of Florida, Georgia and South Carolina (the "Financing Statements").

I have also examined Reports on Title Search of Morgan Aircraft Title Services, Inc. (The "Aircraft Registry Search Reports"), each dated _______ ___, ____ 3:15 p.m. (CDT) (collectively, the "Aircraft Ending Dates"), which report the results of searches of the records of the Aircraft Registry of the Federal Aviation Administration of the United States in Oklahoma City,

Oklahoma (the "Aircraft Registry") covering the following aircraft: Boeing 737-2P6, serial number 21612 and Boeing 737-2P6, serial number 21356 (the "Aircraft").

In rendering this opinion, as to certain matters of fact, I have relied upon representations, warranties and covenants made by the various parties to the Loan Documents, certificates of officers of the Borrower, certificates of public officials and oral interviews of various officers, agents and attorneys of the Borrower.

I have assumed the genuineness of all signatures (except those of persons signing on behalf of the Borrower) to, and the authenticity of, all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

I am also assuming that all parties to the Loan Documents, other than the Borrower, have all requisite power and authority and have taken all necessary actions to enter into any Loan Document to which they are a party and to effect any transactions contemplated thereby. Finally, I have made such other investigations of law and fact as in my judgment permits me to render an informed opinion on the matters set forth below.

Based upon the foregoing, it is my opinion that:

         1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with corporate powers adequate to own its property, to carry on its business as now conducted and as proposed in the Business Plan to be conducted and to perform its obligations under the Loan Documents. The Borrower is duly qualified as a foreign corporation and is in good standing in the States of Georgia and South Carolina; in no other jurisdiction except Florida does its conduct of business or ownership of property make such qualification necessary.

         2. The execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower's power and authority. The Borrower has duly authorized the execution and delivery of the Loan Documents and the taking of all action necessary to carry out and give effect to the transactions contemplated thereby.

         3. Neither the execution and delivery of any of the Loan Documents, nor the consummation by the Borrower of the transactions therein contemplated, nor fulfillment of or compliance with the provisions thereof, will: (i) violate or contravene any of the provisions of the Articles of Incorporation, as amended, or the Bylaws of the Borrower; (ii) violate or contravene any of the provisions of any law, governmental rule, regulation, judgment, decree, writ, injunction, demand, order, franchise or permit binding on the Borrower or its properties; (iii) conflict with or result in a breach of, or constitute a default under (nor is there any waiver in effect which, if not in effect, would result in any of the foregoing), any of the provisions of any indenture, mortgage, contract or other instrument to which the Borrower is a party of by which it or its property is bound; (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property of the Borrower pursuant to the terms of any such indenture, mortgage, contract or other instrument, except for any liens created by or pursuant to the Loan Documents; or (v) result in an occurrence of an event for which any holder or holders of indebtedness may declare the same due and payable.

         4. Each of the Loan Documents has been duly executed and delivered by the Borrower. Assuming the due execution and delivery thereof by the other parties thereto, each Loan Document constitutes a legal, valid and binding instrument enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by general equitable principles and applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforceability of creditors' rights generally.

         5. To the best of my knowledge, after due inquiry, there is no pending or threatened action or proceeding before any court, governmental agency or arbitrator against or directly involving the Borrower which if decided adversely to the Borrower might (a) materially and adversely affect the financial condition, operations, or business prospects of the Borrower or (b) affect the validity of any Loan Document or any actions taken or to be taken pursuant thereto.

         6. No consent of any person and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required with regard to the Borrower for the due execution, delivery and performance by the Borrower of the Loan Documents, except such as have been obtained; no approval of the shareholders, or the trustee or any holder of any indebtedness of the Borrower is required.

         7. It is not necessary under the circumstances contemplated in the Loan Documents to register any Loan Document under the securities laws of any jurisdiction.

         8. No taxes, fees or other charges are payable by the Borrower to any government or governmental authority in connection with the execution and delivery by the Borrower of the Loan Documents or the consummation by the Borrower of the transactions therein contemplated, except: (a) recording and filing taxes or fees payable in connection with the recording of (i) the Financing Statements; (ii) any filings upon the Aircraft Registry; (iii) any transfers of personal or real property to, or by, the Borrower, and (iv) perfecting security interests of the Borrower in real estate or fixtures; and
(b) any local, state or federal income or other taxes arising out of the operations of the Borrower; (c) any property taxes on the assets of the Borrower; and (d) any sales or compensating use taxes on assets or services hereafter purchased or sold by the Borrower.

         9. There is no fact known to me which materially and adversely affects, or which in the future may (so far as can now reasonably be foreseen) materially and adversely affect, the business, properties operations or condition, financial or otherwise, of the Borrower.

         10. The Security Agreement creates valid security in favor of the County in the Collateral, including, but not limited to, the U.C.C. Assets, subject to no prior lien or encumbrance, except as identified on Exhibit F to the Loan Agreement, which is perfected by filing or recording and provided that as to the U.C.C. Assets such opinion is as of the Ending Dates. The Financing Statements have been filed with the County and Richland County, South Carolina, the Secretary of State of South Carolina, and the appropriate state and county filing offices in the States of Florida and Georgia to perfect the security interest of the County in the U.C.C. Assets in each of such states. To the best of my knowledge, after due inquiry, the Borrower does not own assets located in other than the States of South Carolina, Georgia and Florida. Copies of the Security Agreement and the Assignment have been filed upon the Aircraft Registry to perfect the Security interest in favor of the County, and JEDA as assignee thereof, in those assets of the Borrower covered by the Security Agreement which are of a type as to which a security interest may be perfected by such filing upon the Aircraft Registry. As of the Aircraft Ending Dates, there were no liens on the Aircraft recorded on the Aircraft Registry. To the best of my knowledge, after due inquiry, the Borrower has no assets, other than assets covered by Article 9 of the U.C.C. or as to which a filing on the Aircraft Registry may be made, in which a security interest must be perfected by filing in any public registry. No opinion is expressed herein as to whether a security interest is created in any property which is the subject of any leasehold or other rights to assets in the possession of but not owned by the Borrower, provided, however, that this exception to my opinion does not extend to such leasehold or other rights. No filing, registration or recordation other than those referred to above are required to perfect, protect and preserve the liens created by the Security Agreement and the Assignment.

         11. No usury laws in effect in the State of South Carolina, adversely affect the enforceability of the Loan Documents.

The portion of my security interest opinion in paragraph 10 relating to the U.C.C. Assets is limited (other than as provided therein) to Article 9 of the Uniform Commercial Codes of Florida, Georgia and South Carolina and does not address: (i) laws of jurisdictions other than those states, and of those states except for Article 9 of their respective U.C.C.s; (ii) security interests in assets included in the Collateral which are of a type not subject to Article 9 of the U.C.C.s of those states; and (iii) under section 9-103(3) of each such U.C.C., what law among Florida, Georgia and South Carolina governs perfection of the security interests granted in the U.C.C. Assets. I express no opinion as to perfection of the security interests about any portion of the Collateral as to which the perfection of a security interest therein is obtained only by possession. As to the States of Georgia and Florida, my examination of law for purposes of giving this opinion has been limited to the U.C.C. of each of those states as it appears in a recognized reporting service; this opinion is accordingly limited as to its scope. To the extent that the opinion in paragraph 10 above, addresses the transactions between the County and JEDA contemplated by the Assignment, I call your attention to the fact that among the Borrower, the County and JEDA, I am counsel only to the Borrower.

I express no opinion as to whether the Borrower may waive the pleading of the statute of limitations to any demand for performance of any obligations under any of the Loan Documents.

This opinion letter is not intended to address whether the Borrower has good and marketable title to any of the Collateral, but after due inquiry of the president, general counsel and chief financial officer of the Borrower, I have no reason to believe that the Borrower does not own the assets it purports to own. To the extent that the Borrower does not have good and marketable title to any assets included in the definition of Collateral, the opinions herein as to the creation, perfection and priority of security interests in such assets is appropriately qualified. Except as disclosed in the U.C.C. Search Reports or the Aircraft Registry Search Reports this opinion does not address whether any mechanics', artisans' or materialmens' liens may have attached by means other than filing or recordation to any of the U.C.C. Assets, the Aircraft, or any engines, components thereof and Parts which are used by the Borrower in its business.

Although I am representing the Borrower as special counsel for purposes of this opinion letter, I have not previously represented the Borrower on other matters. In particular, I have not participated in any material way in structuring the Loan and related transactions or the negotiation and drafting of the Loan Documents.

I am an attorney at law admitted to practice in the State of South Carolina.
As such I express no opinion on other than the internal laws of the State of South Carolina and the federal laws of the United States of America, except:
(1) my opinions contained in the first sentences of paragraphs 1 and 2 of this opinion letter are given in reliance on an opinion letter of even date herewith of Donald Baker, Esquire of the Bar of the State of Illinois, an executed counterpart of which is being delivered with this opinion letter and upon which you may rely; and (2) as to the law of the states of Florida and Georgia contained in paragraph 10 of this opinion letter, as qualified in the paragraph immediately following paragraph 11.

This opinion is solely for the benefit of the addressees hereof and may not be relied upon in any manner by any other person or entity.

                                                Very truly yours,




                                                David Y. Monteith

                                                                       EXHIBIT D

                                REQUISITION FORM

No. __________

To:      South Carolina Jobs-Economic Development Authority
         Columbia, South Carolina

         THIS IS TO CERTIFY:

         1. With regard to the Loan Agreement dated as of July 15, 1994 (the "Loan Agreement"), between Lexington County, South Carolina, and Air South, Inc. (the "Borrower") authorizing a $12,000,000 maximum principal amount
Section 108 HUD Loan (the "Loan") to the Borrower, the Loan proceeds are required [Check appropriate box]:

         _____   a.       to purchase real property and/or construct
                          improvements thereon, to purchase personal property, to fund other capital expenditures or for such other purposes not specifically set forth in (b) or (c) below, all as authorized pursuant to Section 2 of the Loan Agreement;

         _____   b.       to remedy or prevent a Cash Flow Shortfall (as
                          defined in the Loan Agreement) as of the end of the immediately preceding calendar month in the amount of $________ (which amount shall be the amount the Borrower is entitled to draw for such purpose); or

         _____   c.       to cover an emergency cash requirement as described
                          in Section 5(b) of the Loan Agreement.

         2. Documentation verifying the amount eligible to be drawn under the Loan Agreement is attached hereto.

         3. The nature and purpose of the obligation for which such payment is requested: _____________________

         4. The name and address of the person, firm or corporation to whom payment is due (if other than the Project Account (as defined in the Loan
Agreement)):                                     ____

         5.      Amount to be disbursed: $______________________

         6. The disbursement herein requested is for obligations properly incurred, constitutes an authorized charge under the Note (as defined in the Loan Agreement) and has not been the basis of any previous withdrawal.

         7. No written notice of any lien, right to lien or attachment upon, or claim affecting the right to receive payment of, any of the moneys payable under this requisition to any of the persons, firms or corporations named herein has been received which would result in a breach of the Loan Agreement. If any notice of any such lien, attachment or claim has been received, such lien, attachment or claim has been or will be released or discharged of record simultaneously with disbursement by payment, deposit, bond, order of a court of competent jurisdiction or otherwise.

         8. No Event of Default (as defined in the Loan Agreement) nor any event which with the passage of time, the giving of notice or both would constitute such an Event of Default has occurred and is continuing; all representations of the Borrower in the Loan Agreement are true and correct as of the date of this requisition.

         9. As to any disbursement for the purchase and/or construction of improvements on real property, the Borrower has delivered to the Servicing Agent (as defined in the Loan Agreement) all mortgages, assignments, security agreements, consents, copies of leases and/or deeds, opinions of counsel and other such documents required by the Servicing Agent, including those specified in the Loan Agreement, the Security Agreement (as defined in the Loan Agreement) or other Loan Documents (as defined in this Loan Agreement) and a title insurance policy insuring the County's lien on the Borrower's interests in such property, in form and substance and with only such exceptions acceptable to the Servicing Agent. As to each disbursement after the issuance of the policy, Borrower shall deliver to the Servicing Agent an endorsement to the title policy acceptable to the Servicing Agent, indicating that since the last preceding disbursement, there has been no change in the state of title and no survey or other exceptions not theretofore approved by the Servicing Agent, including exceptions for mechanics and materialmen's liens and which endorsement increases the coverage of such title policy by an amount equal to the disbursement requested hereby, so that the total amount insured equals the total amount of all disbursements made by the Servicing Agent therefor and changing the effective date of such title policy to the date of the disbursement requested hereby.

         10. In conjunction with a disbursement for the construction of improvements on real property, Borrower also has provided the Servicing Agent with such other documents typically required by construction lenders, all as may be required and approved by the Servicing Agent, such as a survey, deeds and/or leases, as applicable, a flood zone certification, flood insurance, if applicable, copies of the plans and specifications for the construction project, all construction and architect contracts and assignments of the same, payment and performance bonds, subordinations, building permits, environmental reports, soil reports, evidences of utility availability and access, insurance policies, evidence of zoning compliance and the like.

         11. For any draws for construction, renovation or supplies, attached hereto are the mechanics' and materialmen's lien waivers, affidavits or releases for all work done or all material supplied as required by the Servicing Agent, together with such other documents required by the Servicing Agent and/or the title company insurance issuing the title policy referred to above, all as approved by the Servicing Agent, including invoices, tax receipts, updated surveys and reports, evidence of governmental compliance, including compliance with legal requirements regarding access for handicapped or disabled persons, and such certificates and/or affidavits from contractors, architects or others as required by Servicing Agent.

         12. As to any disbursements pertaining to the acquisition of aircraft through purchase or lease, all evidence of title and all opinions of counsel and other documents required by the Loan Agreement or the Security Agreement have been delivered to the Servicing Agent.

                                        AIR SOUTH, INC.


                                        By_________________________________
                                           President or Chief Financial Officer


Dated: _______ ___, 199___

                                                                       EXHIBIT E




                         INDEBTEDNESS OF THE BORROWER

                       CDC DUE SEPTEMBER 1994 $500,000

                       JEDA DUE DECEMBER 1994 $500,000

                                                                       EXHIBIT F




                             PERMITTED ENCUMBRANCES


                                      None

                                                                       EXHIBIT G

                         LOCATIONS OF BORROWER'S ASSETS

                    ADMINISTRATIVE AND RESERVATIONS OFFICES
                        1800 St. Julian Place, 4th Floor
                               Columbia, SC 29204
               [furniture, fixtures, computer equipment, computer
             software and other office facilities and furnishings]


                                COLUMBIA AIRPORT
                               3038 Aviation Way
                             W. Columbia, SC 29170
           [ground equipment, maintenance equipment and spare parts]


                                ATLANTA AIRPORT
                    Atlanta Hartsfield International Airport
                             North Terminal Parkway
                               Atlanta, GA 30320
                               [ground equipment]


                ST. PETERSBURG/CLEARWATER INTERNATIONAL AIRPORT
                       Administrative Building, Suite 235
                              Clearwater, FL 34622
                               [ground equipment]


                          MIAMI INTERNATIONAL AIRPORT
                                   Room C1704
                                Miami, FL 33159
                               [ground equipment]

                                                                       EXHIBIT H


                 INDEBTEDNESS OF BORROWER UNDER AIRCRAFT LEASES

1. Aircraft Lease Agreement dated as of July 22, 1994, between Polaris Aircraft Leasing K.B. ("Polaris") and Air South, Inc. ("Air South"), regarding aircraft number one, Boeing 737-2P6 Advanced Aircraft, Serial Number 21612, Registration No A40-BH, place of registration Ireland (Irish Aviation Authorities);

2. Aircraft Lease Agreement between Polaris and Air South to be dated date of delivery of aircraft number two, Boeing 737-2P6 Advanced Aircraft, Serial Number 21356, Registration No. A40-BD, place of registration Ireland (Irish Aviation Authorities); and

                                                                       EXHIBIT I


                          [GUARANTEES BY THE BORROWER]


                                      None

                                                                       EXHIBIT J



                         CONTROLLING OWNERS OF BORROWER

Controlling Owners                                   Shares

Patrick O'Shea                                       680,000
George Bentley                                       260,000
Donald Baker                                         160,000
Clif Haley                                           140,000
Rod Marlin                                           152,000
Paul Gillcrist                                       152,000
John Kamburoff                                       120,000
William Danko                                        100,000
Tom Volz                                             120,550
Joseph Ferreira                                       80,000
Patricia Trowbridge                                   80,000
Gerald Cook                                           80,000
Meg Jacobson                                          60,000
Mitchell Hall                                         60,000
Michael Peterson                                      70,450
Dennis Gabriel                                       100,000
Daniel Donovan                                        43,334
Bill Franklin                                         12,000
Lendon Tootle                                         30,000
Bob Beaumont                                          30,000
Steve Shataka                                         30,000
Gary Stacy                                            30,000
Mike Stokes                                           30,000
Pete Ordal                                            30,000
Charlie Creech                                        30,000
Mike Weber                                            30,000
Kurt Brujes                                           10,000
Tamra Behles                                          10,000

                                      TOTAL        2,730,334

                                                                       EXHIBIT K



                          Executive Compensation Plan


The executive compensation plan constitutes all Officers and Directors of Air South, Inc. The following is a current list of Managers and Directors who are included in Air South, Inc.'s compensation plan.


         Patrick O'Shea, CEO & President
         Dennis Gabriel, CFO & VP of Finance
         Gerald Cook, VP of Operations
         Tom Volz, VP of Marketing
         Don Baker, General Counsel
         Charlie Creech, Director of Sales
         Pete Ordal, Director of Marketing
         Len Tootle, Director of Flight Operations
         Steve Shataka, Director of Quality Assurance
         Robert Beaumont, Director of Maintenance
         Mike Stokes, Chief Pilot
         Mike Peterson, Director of Information Systems
         Mike Weber, Manager of Ground Operations
         Gary Stacy, Controller

                                GRANT AGREEMENT



       This GRANT AGREEMENT, dated as of the 15th day of July, 1994 (the "Agreement") between the City of Columbia, a body corporate and politic and a political subdivision of the State of South Carolina, (the "City") and Air South, Inc., an Illinois corporation qualified to do business in the State of South Carolina (the "Grantee"),

                                  WITNESSETH:

       WHEREAS, the City, the Grantee, Lexington County, South Carolina ("Lexington County") and Richland County, South Carolina ("Richland County") entered into that certain Memorandum of Understanding dated March 15, 1994 (the "Local Memorandum") and the Grantee and the State of South Carolina (the "State") entered into that certain Memorandum of Understanding dated March 25, 1994 (the "State Memorandum"), pursuant to which memoranda the Grantee agreed, inter alia, to establish a regional passenger airline with its principal operational base at the Columbia Metropolitan Airport and its corporate headquarters and primary reservation center in the downtown area of the City (the "Air South Operations") in exchange for certain grants to be made by the City, Lexington County and Richland County and a certain loan to be made by Lexington County (the "Term Loan"), all as described more particularly therein; and

       WHEREAS, in furtherance of its agreements under the Local Memorandum, the City has agreed that, upon receipt by the City of funding under the City's application to the Department of Housing and Urban Development ("HUD") for a loan guarantee under Section 108 of the Housing and Community Development Act of 1974, as amended, (the "Federal Act") as administered by HUD pursuant to the Federal Act and by the City pursuant to Section 6-1-30, Code of Laws of South Carolina, 1976, as amended, (the "State Act") (the loan guarantee program so authorized and administered hereinafter referred to as the "Section 108 Program") and subject to the terms and conditions set forth herein, the City shall provide financing assistance to the Grantee under the terms and subject to the conditions of this Agreement, applicable laws, regulations and all other federal and State requirements now or hereafter in effect, including without limitation the Federal Act and the regulations promulgated thereunder (the "Federal Regulations"), which transaction the City has authorized pursuant to that certain Ordinance enacted by the City Council of the City on July 13, 1994; and

       WHEREAS, the City and the Secretary of Housing and Urban Development (the "Secretary") are, contemporaneously herewith, entering into that certain CONTRACT FOR LOAN GUARANTEE ASSISTANCE UNDER SECTION 108 OF THE HOUSING AND

COMMUNITY DEVELOPMENT ACT OF 1974, AS AMENDED, 42 U.S.C. Section 5308 (the "HUD Contract"), pursuant to which the City will obtain funds for the purpose of providing assistance to the Grantee under the Section 108 Program; and

       WHEREAS, under the Section 108 Program, HUD provides a guarantee (the "HUD Guarantee") with respect to non-recourse notes issued by units of local government such as the City, enabling them to sell their HUD-Guaranteed Notes to lending institutions or to the public through underwritten public offerings, and the units of local government may then loan or grant the proceeds obtained from the sale of the HUD-Guaranteed Notes to business enterprises that meet job creation and other requirements under the Section 108 Program; and

       WHEREAS, as security for any HUD-Guaranteed Notes issued by the City, federal law requires that the City pledge to the Secretary its entitlement to certain Community Development Block Grant ("CDBG") monies (the "CDBG Pledge") to provide funds with which to reimburse the Secretary if the HUD Guarantee is paid on account of a default by the City under any HUD-Guaranteed Notes; and

       WHEREAS, under the terms of the HUD Contract HUD has agreed to provide a HUD-Guarantee of one or more HUD-Guaranteed Notes issued by the City (collectively, if more than one, the "Air South HUD-Guaranteed Note") with the proceeds of which the City will fund pursuant hereto a $1,500,000.00 grant to Grantee for purposes of providing space for the corporate and operational headquarters of Grantee and for relocation expenses and costs of advertising in establishing the Air South Operations (the "Grant") and up to $15,000 of the expenses of such transaction as set forth hereinbelow, and in consideration for such HUD Guarantee the City has agreed to give its City Pledge in respect to the Air South HUD-Guaranteed Note (the "Air South City Pledge"); and

       WHEREAS, as a condition to and as consideration for its assistance in obtaining the HUD Guarantee of the Air South HUD-Guaranteed Note, for the Air South City Pledge and for making the Grant to the Grantee, the City requires the Grantee to make certain representations and warranties and to enter into certain covenants with respect to job creation and other federal requirements under the Section 108 Program and with respect to the other terms and conditions upon which the Grant will be made, all as set forth herein,

       NOW THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties aforesaid agree to the following terms and conditions:

                    ARTICLE 1. TERMS AND CONDITIONS OF GRANT


         Section 1.1. Amount of Grant: The Grant shall not exceed the maximum principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) and shall, subject to the provisions of Sections 1.7 and
Article IV hereof, be funded from time to time as needed for the purposes set forth in Section 1.2 hereof and in accordance with the terms and conditions set forth in Article III hereof. The City's obligation to make disbursements of funds under the Grant shall expire on June 30, 1995 or such later date as the City, in its sole discretion, shall determine (the "Cutoff Date").

         Section 1.2. Purpose: The Grant assistance provided herein shall be used solely for the following purposes:

           (a) Up to $750,000 of the Grant shall be used to make lease payments with respect to the office space at the location heretofore approved by the City Manager at 1800 St. Julian Place, 4th Floor, Columbia, S.C. 29204, to be used by Grantee for its corporate headquarters and central reservation center for the Air South Operations ("Corporate Headquarters"), such payments to be made in accordance with that certain Lease Agreement dated May 9, 1994 between Nepotes Limited Partnership (the "Lessor") and the Grantee (the "Lease"); and

           (b) Up to $750,000 of the Grant shall be used for payment of relocation expenses and costs of advertising for the Air South Operations.

         Section 1.3. Expenses: Grantee shall pay, from sources other than the Grant or the Term Loan, all fees, expenses and other costs related to the making or securing of this Grant, excluding only the payment of legal and financial fees payable to HUD pursuant to the HUD Contract which HUD charges the City shall fund in part with up to $15,000 from the proceeds of the Air South HUB-Guaranteed Note; provided, however, that upon failure on the part of the Grantee to pay any such fees, expenses or costs to be paid by the Grantee, the City may, in its sole discretion, pay the same and deduct the amount so paid from the amount of the Grant to be disbursed to the Grantee hereunder.

         Section 1.4. Low-to-Moderate Income Hiring: The Grantee agrees to create not less than 200 full time equivalent jobs at its Corporate Headquarters within two years following the date of initial air carrier service by the Grantee (the "Start-up Date"). Of the total number of jobs created at the Corporate Headquarters, not less than 51% shall be filled by persons from low and moderate income families, all as determined in accordance with current HUD Income Guidelines and other the Federal Regulations. The Grantee agrees to maintain records adequate to document compliance with this Section 1.4 and, until such time as the Grantee has fulfilled the requirements of the preceding sentences of this Section 1.4, to provide the City within 30 days following the end of each calendar quarter with written evidence satisfactory to the City as to the number of jobs created at the Corporate

Headquarters and the number of such jobs which have been made available to persons of low to moderate income.

                 Section 1.5.  Regulatory Compliance Required under Section
108 Program: Notwithstanding any other provision hereof or of any other instrument or agreement to the contrary, the provisions of the Federal Act, the Federal Regulations and, to the extent not inconsistent therewith, the provisions of all other applicable federal, State or City laws, regulations or requirements shall govern the award and administration of the Grant, and the Grantee agrees to comply with, and be bound by, such laws and requirements and to cooperate fully with the City with respect thereto. Such agreement on the part of the Grantee shall include, but shall not be limited to the following federal laws to the extent applicable to the Grantee's operations at the Corporate Headquarters and such laws are incorporated herein by reference:

                 (a)   Davis-Bacon Act (40 USC 276a to a7);

                 (b) Certification Regarding Lobbying and Drug Free Workplace Act (Appendix D);

                 (c) Policy Prohibiting Use of Excessive Force, 1990 HUD Appropriations Act (P.L. 101-144) (Appendix E);

                 (d)   Drug Free Workplace Act of 1988 (Appendix D);

                 (e)   American Disabilities Act of 1990;

                 (f)   Age Discrimination Act of 1975;

                 (g)   Section 504 of the Rehabilitation Act of 197;

                 (h)   Program Income (24 CFR 570.503 and 570.504);

                 (i)   Programmatic and Budget Changes;

                 (j) Civil Rights and Fair Housing; Employment and Contracting Opportunities (570.601, 570.607);

                 (k)   Labor Standards (24 CFR 570.603);

                 (l)   Environmental Requirements (25 CFR 570.604);

                 (m)   Historic Preservation;

                 (n)   National Flood Insurance Program (24 CFR 570.605);

                 (o) Relocation, Real Property Acquisition and One-for-One Housing Replacement (24 CFR 570.606);

                 (p)   Lead-based Paint (24 CFR 570.608);

                 (r)   Political Activity (24 CFR 570.207(a)(3));

                 (s)   Conflict of Interest (24 CFR 570.611);

                 (t) Program Monitoring (24 CFR 570.5014(b), 24 CFR 85.40(a) and (e), and OMB Circular A-110, Attachment H, Paragraph (2));

                 (u) Suspension and Termination (24 CFR 570.503(b)(7), 24 CFR 85.43 and 44);

                 (v)   Resident Aliens (24 CFR 570.613).

       Section 1.6. Grantee to Obtain Authorization to Initiate and Maintain Air South Operations: As a condition of making the initial disbursement under the Grant, the Grantee shall provide the City with written evidence satisfactory to the City that the Grantee has obtained and maintained a
Section 401 Certificate from the U.S. Department of Transportation ("DOT") and such other permits, consents and authorizations as may be required to initiate and maintain the Air South Operations as contemplated by the Business Plan of the Borrower dated February 17, 1994 with respect to the Air South
Operations, as amended from time to time with the prior written consent of the City, (the "Business Plan") and by this Agreement and that all conditions precedent to initial funding under the Term Loan have been met.

       Section 1.7. No Warranty by City: The City's obligations hereunder are limited to making a good faith effort to process requests for advances under the Air South HUD-Guaranteed Note in order to obtain funds with which to fund the Grant from time to time and to forwarding to the Grantee the proceeds of the Air South HUD-Guaranteed Note, net of expenses, upon receipt thereof by the City. The City makes no warranty that funds will be made available from time to time under the HUD Contract or that funds will be received at the times anticipated by the Borrower. Neither the City nor any of its officers, employees or agents shall be liable for any action or failure to act hereunder taken in good faith.

       Section 1.8. Additional Documentation : The Grantee shall contemporaneously herewith, execute and deliver to the City the following:

                 (a) An opinion of counsel acceptable to the City in the form attached hereto as Exhibit A; and

                 (b) Such other certificates and instruments as the City shall reasonably require.

             Upon request, the Grantee shall deliver to the City an assignment of leasehold interest, acceptable to the City as to form and substance, which has been duly executed by the Grantee and accepted by the Lessor and recorded in the Office of the Register of Mesne Conveyances for Richland County and such other places as may be required to preserve and protect the City's interest thereunder.

             The Grantee agrees that it will, at its own expense, maintain hazard, public liability and key-man life insurance in such amounts and against such risks as are customarily insured against by businesses of like size and type and as is otherwise required by the provisions of the Term Loan and will simultaneously with the execution and delivery of this Agreement and on each anniversary hereof provide the City with certificates evidencing such insurance coverages in form acceptable to the City.



   ARTICLE II.  GRANTEE'S REPRESENTATIONS AND WARRANTIES AND COVENANTS

         Section 2.1.  Representations, Warranties and Covenants by the
Grantee: The Grantee hereby makes the following representations and warranties and acknowledges and agrees that each and every such representation and warranty has been material to the City's determination to make the Grant shall be true, accurate and complete as of the date of any disbursement of the Grant:

            (a) The Grantee has been duly organized and validly exists as a corporation under the laws of the State of Illinois, has power to enter into this Agreement and to carry out and give effect to the transactions contemplated by this Agreement to be performed by the Borrower, including without limitation the establishment and operation of the Air South Operations, and has authorized the taking of all action necessary to enter into this Agreement and carry out such transactions.

            (b) There is no action or proceeding pending or threatened against the Grantee before any court or administrative agency that might adversely affect the ability of the Grantee to perform its obligations under this Agreement, including without limitation the establishment and operation of the Air South Operations, and all authorizations, consents and approvals of governmental bodies or agencies, required in connection with the performance of the Grantee's obligations hereunder, including without limitation the establishment and operation of the Air South Operations, have been obtained and will be obtained whenever required hereunder or by law.

            (c) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, including without limitation the establishment and operation of the Air South Operations, nor the fulfillment of or compliance with the terms and conditions of this Agreement is prevented, limited by, or conflicts with or results in a breach of, the terms, conditions, or provisions of any corporate restrictions or any evidence of indebtedness, agreement or instrument of whatever nature to which the Grantee is now a party or by which it or its property is bound, or constitutes a default under any of the foregoing.

            (d) The Grantee has received paid in capital contributions aggregating not less than $1,000,000 (excluding from such calculation any shares purchased with money borrowed from the Grantee).

            (e) The Grantee acknowledges that the City is making the Grant in reliance upon the Business Plan, a copy of which has been provided to the City by the Grantee, and the Grantee represents and warrants that such Business Plan is true, accurate and complete as of the date hereof and will be true, accurate and complete in all material respects as of the date of each draw under the Grant pursuant to Article III hereof and that its Section 401 Certificate is in full force and effect and will be in full force and effect as of the date of each draw under the Grant pursuant to Article III hereof.

            (f) The Grantee's Corporate Headquarters is located at 1800 St. Julian Place, 4th Floor, Columbia, South Carolina
                 29204; the Grantee shall give the City not less than thirty
                 (30) days prior written notice of any change in the location of the Grantee's Corporate Headquarters or base of operations or of any substantial change in the nature of the operations conducted at such locations or of any substantial reduction in the level of employment at such locations which occur during the five year period following the Start-up Date.

            (g) Grantee represents to the City that it has at all times pertinent to this Agreement been represented by advisors of its own selection, including but not limited to attorneys-at-law and/or certified public accountants; that it has not relied upon any statement, representation, warranty, agreement or information provided by the City, its employees, agents or attorneys; that it acknowledges that it is informed by its advisors of its respective rights, duties, and obligations with respect to the Grant under all applicable laws.

            (h) The Grantee agrees to comply with all applicable DOT requirements and all other governmental requirements as may be necessary to operate the

                 Air South Operations as contemplated by the Business Plan and this Agreement.

            (i) If any time during the period ending five years from the Start-up Date, the Grantee becomes aware of any facts, occurrences, information, statements, or events that render any of the foregoing representations or warranties herein made untrue or materially misleading or incomplete, Grantee shall immediately notify the City in writing of such facts, occurrences, information, statements or events.


       Section 2.2. No Assignment by Grantee: The Grantee may not assign or transfer the whole or any part of this Agreement, and any such assignment by the Grantee without the prior written consent of the City shall render this Agreement null and void.

       Section 2.3. Maintenance of Air South Operations in Current Location:
Except as set forth in this Section 2.3, the Grantee, for a period of not less than five years from the Start-up Date shall maintain its existence and continue as a corporation either organized under the laws of, or duly qualified to do business as a corporation in, the State, and the Grantee shall not during such five year period, without the prior written consent of the City:

            (a) sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of its assets or consolidate with or merge into another entity or assign, convey or dispose of any interest in its assets or operating rights (including without limitation operating or landing rights, type certificates, operating certificates, licenses, regulatory approvals, leasehold or contract rights, tradenames or trademarks or other rights in tangible or intangible property) or permit the sale of stock to a third person or group of persons so that current management relinquishes control over more than one-half of either of the assets, operations or voting rights with respect to the stock of the Grantee; or

            (b) relocate its principal operational base to a location other than the Columbia Metropolitan Airport or its Corporate Headquarters from its current location.

       The Grantee need not comply with the provisions of paragraph (a) of this
Section 2.3 if the successor corporation or person or group succeeding to control of the Grantee, as the case may be, agrees to comply with the provisions of this Agreement by delivery to the City of a written assumption agreement which shall be satisfactory to the City as to form and content. The Grantee need not comply with the provisions of paragraphs (a) or (b) of this
Section 2.3 if there is paid to the City liquidated damages in an amount equal to $3,000,000 (or such lesser amount as has been advanced to the Grantee by the City, Lexington County and Richland County under their respective grants), together with interest thereon at the rate per annum equal to 4% from the date of the respective advances under such grants. Such liquidated damages represent a return of the respective grants made by the City, Lexington County and Richland County in the amounts of $1,500,000, $750,000 and $750,000, respectively, and the City shall receive the liquidated damages attributable to the respective amounts advanced by Lexington and Richland Counties on behalf of such Counties and shall pay over such amounts to the respective County. Each of Lexington and Richland Counties shall be deemed to be a third party beneficiary of this Grant Agreement for purposes of this Section 2.3. The amount of liquidated damages shall be reduced by twenty percent (20%) at the end of each year after the Start-up Date, and the provisions of this Section 2.3 shall terminate at the end of the fifth year following the Start-up Date.

       Section 2.4. Financial Statements and Other Information: During the five-year period following the Start-up Date, the Grantee shall furnish to the City copies of all financial information provided to Lexington County or the South Carolina Jobs-Economic Development Authority ("JEDA") in connection with the Term Loan, which financial information shall include, at minimum, the following:

              (a) within 90 days following the end of each fiscal year, annual audited financial statements for the Grantee prepared by an independent accountant acceptable to the City;

              (b) such other information as the City shall reasonably request regarding the Grantee's employment levels, including without limitation all such information as may be required to determine compliance with Section 1.4 hereof; and

              (c) such other information as the City shall reasonably request regarding the making and administration of the Grant.


                 ARTICLE III.  DISBURSEMENTS OF GRANT MONIES

       Section 3.1. Procedures: The City shall disburse that portion of the Grant to be used to pay the cost of providing office space for the Corporate Headquarters monthly in installments of $15,625 each directly to Lessor for application to the Basic Rent then due and owing by the Grantee under the Lease or in such other manner as may be agreed to between the City and Lessor.

       That portion of the Grant to be used for advertising purposes shall be disbursed not more frequently than twice monthly by JEDA as agent for the City in accordance with the terms and conditions set forth in the Grant Administration Agreement of even date herewith between the City and JEDA and upon the occurrence of the following:

              (a) receipt by JEDA not less than twenty (20) days prior to the date when the funds are requested to be paid of a requisition in the standard form used by JEDA signed by the President or Chief Financial Officer of the Grantee stating the name of the person, firm or corporation to whom payment is to be made or has been made and the amount to be paid or which has been paid or for which reimbursement is sought, accompanied by invoices or other documentation acceptable to JEDA verifying such expenses;

              (b) determination by JEDA that the use intended by the Grantee of the proceeds of the Grant is eligible for financing under the Section 108 Program and this Agreement;

              (c) there shall exist no event of default hereunder, and JEDA shall have received a written certificate to such effect executed by the President or Chief Financial Officer of the Grantee in the form attached hereto as EXHIBIT B.

Such disbursements by JEDA shall be subject to receipt of adequate funding under the Air South HUD-Guaranteed Note and to the further terms and conditions specified in that certain Grant Administration Agreement of even date herewith among the City, the Grantee and JEDA. JEDA shall deduct from each disbursement its administration fee as specified in the above-mentioned Grant Administration Agreement. The City reserves the right to designate from time to time other agents or subcontractors to administer the Grant or perform any of its obligations hereunder.

         The Grantee acknowledges that the City must submit each request for funds under the Grant to HUD and agrees that neither the City nor JEDA shall be liable for any delays in processing any requisition submitted hereunder. The City shall use, and shall require JEDA to use, their respective best efforts to submit to HUD a request for payment with respect to each acceptable requisition within ten (10) days following receipt thereof.

         Notwithstanding anything herein to the contrary, no disbursement shall be made under the Grant until such time as the Grantee has paid, from sources other than Grant funds or other Section 108 Program funds, all amounts due and owing under the interim loan by the Columbia Development Corporation described in the Local Memorandum.

         Section 3.2. Suspension of Disbursements: Notwithstanding anything herein to the contrary, the City shall not be obligated to disburse any monies under the Grant after the Cutoff Date, and no disbursements shall be made under the Grant for any purpose without the written consent of the City Manager during any period as to which an event of default hereunder shall exist nor during any period as to which either Lexington County, JEDA or any agency of the State shall have notified the Grantee that disbursements under the Term Loan have been terminated or suspended. It shall be within the sole discretion of the City to determine whether an event of default hereunder or a cessation of disbursements under the Term Loan will give rise to termination of this Agreement or whether the City will resume advances hereunder.


                  ARTICLE IV.  AGREEMENT NON-RECOURSE TO CITY

       Section 4.1. Release and Indemnification of City: The Grantee hereby releases the City from, and agrees that the City and JEDA and their respective officers, directors, members, employees, attorneys and agents shall not be liable for, and agrees to indemnify and hold harmless the City and JEDA and their respective officers, directors, members, employees, attorneys and agents against:

            (a) any liability, cost or expense, including without limitation reasonable attorneys' fees in the administration of the HUD Contract, the Air South HUD-Guaranteed Note, the Grant and this Agreement (hereinafter collectively referred to as the "Section 108 Documents") and the obligations imposed on the City and JEDA thereby and hereby (except as expressly set forth otherwise in Section 1.3 hereof);

            (b) any or all liability or loss, cost or expense, including without limitation reasonable attorneys' fees, resulting from or arising out of any loss or damage to property or any injury to or death of any person occurring in connection with or on or about the Corporate Headquarters or the Air South Operations or resulting from any defect in the fixtures, machinery, equipment or other property used in connection with the Corporate Headquarters or the Air South Operations or arising out of, pertaining to, or having any connection with, the Corporate Headquarters or the Air South Operations or the financing thereof (whether or not arising out of acts, omissions or negligence of the Grantee or any of its agents, contractors, servants, employees, licensees, lessees or assignees);

            (c) any or all liability or loss, cost or expense, including without limitation reasonable attorneys' fees, arising out of or in connection with or pertaining to the issuance, sale or delivery of the Air South HUD-Guaranteed Note, including, but not limited to, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934 or any applicable state securities laws, but such indemnity for securities liabilities shall be subject to the limitation that the Grantee shall not be liable for any representations made with respect to the City; and

            (d) any or all liability or loss, cost or expense, including without limitation reasonable attorneys' fees, arising out of or in connection with or pertaining to the transactions contemplated under this Agreement and the other Section 108 Documents, including without limitation any liability, loss, cost or expense arising under the environmental laws of any jurisdiction.

        Notwithstanding the fact that it is in the intention of the parties hereto that neither the City, JEDA, nor their respective officers, directors, members, employees, attorneys and agent shall incur any pecuniary liability by reason of the terms of this Agreement or of any other Section 108 Document, or the undertakings required of the City and JEDA hereunder and thereunder, by reason of the issuance and sale of the Air South HUD-Guaranteed Note, the execution of the Section 108 Documents or the performance of any act requested of the City or JEDA by the Grantee, including all claims, liabilities or losses arising in connection with the violation of any statutes or regulations pertaining to the foregoing; nevertheless, if the City or JEDA or any of their respective officers, directors, members, employees, attorneys or agents should incur any such pecuniary liability, then in such event the Grantee shall indemnify and hold the City or JEDA and their respective officers, directors, members, employees, attorneys and agents harmless against all claims by or on behalf of any person, firm or corporation or other legal entity arising out of the same and all costs and expenses incurred in connection with any such claim or in connection with any action or proceeding brought thereon. Upon notice from the City or JEDA, the Grantee shall defend the City and JEDA and their respective officers, directors, members, employees, attorneys and agents in any such action or proceeding. If called upon to provide indemnity under this
Section 4.1, the Grantee shall be subrogated to the rights of the indemnified party.

        Section 4.2. Limited Liability of City: No breach by the City of this Agreement or of any provision or condition hereof shall result in the imposition of any pecuniary liability upon the City or any charge upon the general credit or taxing power of the City. The liability of the City under this Agreement and any provision or condition hereof or for any breach or default by the City of any of the foregoing shall be limited solely and exclusively to the proceeds of the Air South HUD-Guaranteed Note received by the City pursuant to the HUD Contract. The City shall not be required to execute or perform any of its duties, obligations, powers or covenants hereunder except to the extent said proceeds are available therefor.

        No covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of any present or future director, member, officer, employee or agent of the City in his individual capacity, and neither the members of the City Council of the City nor any officer thereof executing this Agreement shall be liable personally under this Agreement. No officer, director, member, employee or agent of the City shall incur any personal liability with respect to any other action taken, or not taken, by him Pursuant to this Agreement, provided he does not act with malicious intent.

        The provisions of this Section 4.2 shall control every other provision of this Agreement, anything in such other provisions to the contrary notwithstanding.

                          ARTICLE V. EVENTS OF DEFAULT

       Section 5.1. Events of Default: The following shall constitute events of default by the Grantee under this Agreement:

            (a) Any material representation or warranty of the Grantee shall have been false, inaccurate or misleading when made;

            (b) The Grantee shall have breached its covenant in Section 2.3 hereof;

            (c) The Grantee shall default in any of its covenants and agreements hereunder other than those specified in paragraph
                 (b) hereof, and such default shall not have been cured within thirty (30) days following the occurrence thereof; or

            (d)  The Grantee shall be in default under the Term Loan.

       Section 5.2. Remedies: If Grantee does not comply with the provisions of this Agreement, the City may in its sole discretion take any and/or all of the following actions:

            (a) In the case of a violation of the low-to-moderate-income hiring requirement specified at Section 1.4 hereof, require repayment of all of the Grant, together with interest thereon at the rate per annum equal to the federal debt collection rate in effect on the first business day following expiration of the two year period specified in Section 1.4 above as documented by the South Carolina Governor's Office and computed on the basis of a 360 day year and the actual number of days elapsed from the date of each advance of Grant monies to the Grantee;

            (b) In the case of a violation of its covenants in Section 2.3, require the Grantee to pay the liquidated damages specified in
                 Section 2.3 hereof;

            (c) Require the Grantee to take corrective actions to comply with this Agreement;

            (d) Cancel, terminate or suspend in whole or in part funding under this Agreement or refrain from extending further assistance to the Grantee until such time as Grantee is in full compliance; or

            (e) Take such other action at law or in equity as may be necessary to protect its rights and interests hereunder, including without limitation a suit for specific performance.

                           ARTICLE VI.  MISCELLANEOUS

       Section 6.1. Severability: Any provision of this Agreement which is or becomes illegal, invalid or unenforceable in any respect shall not in any way affect or impair the legality, validity and enforceability of the other provisions of this Agreement.

       Section 6.2. Notices: Notices hereunder shall be sent by first class mail or facsimile transmission as follows:

                                    If to the City:

                                    City of Columbia
                                    City Hall
                                    1737 Main Street
                                    Columbia, SC 29201
                                    Attention: City Manager
                                    Fax # (803) 733-8317

                                    If to the Grantee:

                                    Air South, Inc.
                                    1800 St. Julian Place, 4th Floor
                                    Columbia, South Carolina 29204
                                    Attention: Chief Financial Officer
                                    Fax # (803) 771-9067

       The parties may by notice given hereunder designate changes of address for purposes of this Agreement.

       Section 6.3. Governing Laws: In addition to the federal laws and regulations cited herein, this Agreement is made under and shall be construed in accordance with the laws, regulations and ordinances of the State of South Carolina and the City. By executing this Grant, the Grantee agrees to submit to the jurisdiction in the courts of the State of South Carolina or the appropriate federal courts for all matters arising or to arise hereunder.

       Section 6.4. Effective Date: This Agreement is effective as of the date of initial funding to the Grantee in accordance with the provisions of Article III hereof.

      IN WITNESS WHEREOF, this Agreement has been executed as of the 15th day of JULY, 1994.



                                        CITY OF COLUMBIA SOUTH CAROLINA



                                        By:  /s/ Robert Coble
                                             ----------------
ATTEST:                                      Robert Coble
                                        Its: Mayor


By: /s/ Zenda Leaks
   ----------------------
        Zenda Leaks
        Clerk to the City



                                        GRANTEE:

                                        AIR SOUTH, INC.

                                        By:  /s/
                                             ---------------------
                                        Its: CFO

                                                                      EXHIBIT A

                    [DRAFT OF GRANTEE'S COUNSEL OPINION]





                              September __, 1994




City of Columbia, South Carolina
City Hall
1737 Main Street
Columbia, South Carolina 29201

South Carolina Jobs-Economic Development Authority
1201 Gervais Street, Ste. 1701
Columbia, South Carolina 29201

McNair & Sanford, P.A.
NationsBank Tower
1301 Gervais Street
Columbia, South Carolina 29201

        RE: $1,500,000 Maximum Amount Section 108 Grant from the City of Columbia, South Carolina to Air South, Inc.

Ladies and Gentlemen:

        I am general counsel to Air South, Inc. (the "Grantee") and have acted as such in connection with the execution and delivery of a Grant Agreement dated as of July 15, 1994 (the "Grant Agreement") between the City of Columbia, South Carolina (the "City") and the Grantee, pursuant to which the City will make available funds to the Grantee from time to time in amounts aggregating up to $12,000,000 (the "Grant"). In connection with the execution and delivery of the Grant Agreement, the City and the Secretary of Housing and Urban Development ("HUD") will enter into that certain CONTRACT FOR Grant GUARANTEE ASSISTANCE UNDER SECTION 108 OF THE HOUSING AND COMMUNITY DEVELOPMENT ACT OF 1974, AS AMENDED, 42 U.S.C. Section 5308 (the "HUD Contract"), pursuant to which the City will issue certain notes to be guaranteed by HUD in order to obtain the funds with which to make the Grant. In exchange for the HUD guarantee of the City's notes, the City has pledged to HUD certain community development block grant funds to which the City is or may become entitled as security for repayment of the notes (the "CDBG Pledge").

      As a condition to and as consideration for its assistance in obtaining the HUD guarantee of the City's notes, for the CDBG Pledge and for making the Grant to the Grantee, the City has required the Grantee to make certain representations and warranties and to enter into and perform certain covenants with respect to job creation and other federal requirements in connection with HUD's guarantee and with respect to the other terms and conditions upon which the Grant will be made, all as set forth in the Grant Agreement. Disbursement of a portion of the Grant shall be made in accordance with the Grant Agreement and with that certain Grant Administration Agreement dated as of July 15, 1994 among the City, the South Carolina Jobs-Economic Development Authority and the Grantee (the "Grant Administration Agreement").

      The Grant Agreement and the Grant Administration Agreement are hereinafter collectively referred to as the "Grant Documents". Capitalized terms utilized herein and not otherwise defined herein shall have the meanings ascribed to them in the Grant Agreement.

      Please be advised that I have examined the Grant Documents and such corporate proceedings and records of the Grantee and public registries and have made investigation of such other matters as in my judgment permits me to render an informed opinion on the matters set forth herein. I am a member of the Bar of the State of Illinois and have assumed for purposes of this opinion that the law of the State of South Carolina, where controlling as to the matters set forth herein, is the same as the law of Illinois. Based upon the foregoing, it is my opinion that:

      1. The Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with corporate powers adequate to own its property, to carry on its business as now conducted and as proposed in the Business Plan and the Grant Documents to be conducted and to perform its obligations under the Grant Documents. The Grantee is duly qualified as a foreign corporation and is in good standing in the State of South Carolina and in each other jurisdiction in which its conduct of business or ownership of property makes such qualification necessary.

      2. The execution, delivery and performance by the Grantee of each of the Grant Documents are within the Grantee's power and authority, and the Grantee has duly authorized the execution and delivery thereof and the taking of all action necessary to carry out and give effect to the transactions contemplated thereby.

      3. Neither the execution and delivery of any of the Grant Documents nor the consummation of the transactions therein contemplated, nor fulfillment of or compliance with the provisions thereof, will (i) violate or contravene any of the provisions of the charter, by-laws, articles of incorporation or other governing documents of the Grantee; (ii) violate or contravene any of the provisions of any law, governmental rule, regulation, judgment, decree, writ, injunction, demand, order, franchise or permit binding on the Grantee or its properties; (iii) conflict with or result in a breach of, or constitute a default under (nor is there any waiver in effect which, if not in effect, would result in any of the foregoing), any of the provisions of any mortgage, contract or other instrument to which the Grantee is a party or by which it or its property is bound; (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property of the Grantee pursuant to the terms of any such indenture, mortgage, contract or other instrument except the lien created by the Grant Documents; or (v) result in an occurrence of an event or which any holder or holders of indebtedness may declare the same due and payable.

      4. Each of the Grant Documents has been duly executed and delivered by the Grantee. Assuming the due execution and delivery thereof by the other parties thereto, each Grant Document constitutes a legal, valid and binding instrument enforceable in accordance with its terms.

      5. There is no pending action or proceeding before any court, governmental agency or arbitrator against or directly involving the Grantee, and, to the best of my knowledge after diligent inquiry, there is no threatened action, law suit or proceeding or any basis therefor affecting the Grantee before any court, governmental agency or arbitrator which, in any case, may materially and adversely affect the financial condition, operations or business prospects of the Grantee or which affects the validity of any Grant Document or any action taken or to be taken pursuant thereto.

      6. No consent of any person and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required for the due execution, delivery and performance by the Grantee of the Grant Documents, except such as have been obtained, including without limitation, approval of the shareholders or the trustees or holders of any indebtedness of the Grantee.

                                        Sincerely,


                                        Donald Baker, General Counsel

                                   EXHIBIT B

                          CERTIFICATE AS TO NO DEFAULT

     The undersigned, the duly appointed ____________ of Air South, Inc. (the Grantee"), hereby certifies as follows:

     (1) all of the representations and warranties of the Grantee in the Grant Agreement dated as of July 15, 1994 (the "Grant Agreement") are true, accurate and complete in all material respects as of the date hereof as if made on the date hereof;

     (2)  no events of default exist under the terms of the Grant Agreement;

     (3) the Grantee has complied with all covenants and agreements to be performed on its part under the Grant Agreement; and

     (4) the Grantee currently maintains in effect all insurance required to be maintained under the terms of the Grant Agreement.

     IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed and delivered this ___ day of _______, 199__.





                                  By: /s/ Dennis E. Gabriel
                                      ----------------------------
                                      Air South, Inc.





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